Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and between

VEREIT OPERATING PARTNERSHIP, L.P.

and

CCA ACQUISITION, LLC

Dated November 13, 2017

i

SCHEDULES

Schedule I	-	Definitions

Schedule II	-	Disclosure Schedule

Schedule 1.3	-	Agreed Accounting Principles

EXHIBITS

EXHIBIT A	-	Services Agreement

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of November 13, 2017 by and between VEREIT Operating Partnership, L.P., a Delaware limited partnership (“Seller”), and CCA Acquisition, LLC, a Delaware limited liability corporation (“Purchaser”). Each of Purchaser and Seller is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings set forth in Schedule I.

RECITALS

WHEREAS, Seller owns, of record and beneficially, in the aggregate, one hundred percent (100%) of the issued and outstanding shares of common stock, par value $0.01 per share, (the “Shares”) of Cole Capital Advisors, Inc., an Arizona corporation (the “Company”);

WHEREAS, the Company is engaged, either directly or through one or more Subsidiaries, in the business (the “Company Business”) of sponsoring, managing, providing services to and distributing interests in non-listed real estate investment trusts that are registered under the Exchange Act for sale to retail investors (“NLRs”); and

WHEREAS, Seller desires to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, all of the Shares, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in order to consummate the transactions contemplated hereby, and in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

Section 1.1 Sale and Purchase of the Shares. On the terms and subject to the conditions of this Agreement, in consideration for the aggregate purchase price specified in Section 1.2, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares, free and clear of all Liens other than restrictions on transfer under applicable securities laws.

Section 1.2 Purchase Price. On the terms and subject to the conditions of this Agreement, in consideration for the Shares, at the Closing, Purchaser shall pay to Seller an aggregate amount (the “Closing Cash Payment Amount”) equal to (a) one hundred and twenty million dollars ($120,000,000) (the “Base Purchase Price”), plus (b) the Estimated Adjustment Amount, as calculated in accordance with Section 1.3. The Closing Cash Payment Amount, as adjusted pursuant to Section 1.4, shall be referred to herein as the “Purchase Price.”

Section 1.3 Estimated Adjustment.

(a) No later than three (3) Business Days before the Closing Date, Seller shall deliver to Purchaser a statement (the “Pre-Closing Statement”), prepared in good faith and in a manner consistent with the Agreed Accounting Principles, setting forth an estimate of (i) the Closing Cash (the “Estimated Closing Cash”), (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) the amount of the Company Transaction Expenses (the “Estimated Company Transaction Expenses”),

(iv) the Closing Working Capital Amount (the “Estimated Closing Working Capital Amount”) and a schedule detailing the computation thereof, and either the resulting Closing Working Capital Excess (the “Estimated Closing Working Capital Excess”) or Closing Working Capital Shortfall (the “Estimated Closing Working Capital Shortfall”), as the case may be, and (v) the Estimated Adjustment Amount calculated on the basis of the foregoing, along with reasonable supporting detail to evidence such calculation.

(b) The “Estimated Adjustment Amount” shall mean an amount equal to the following:

(i) the Estimated Closing Cash;

(ii) minus the Estimated Closing Indebtedness;

(iii) minus the Estimated Company Transaction Expenses; and

(iv) either plus the Estimated Closing Working Capital Excess or minus the Estimated Closing Working Capital Shortfall, as the case may be.

(c) To the extent reasonably requested by Purchaser in good faith, Seller shall give Purchaser and its Representatives reasonable access during normal business hours to the relevant books and records, personnel and advisors of the Company and its Subsidiaries in connection with its review of the Pre-Closing Statement. Seller will review any comments proposed by Purchaser with respect to the Pre-Closing Statement but shall not be required to accept any changes proposed by Purchaser. If Seller and Purchaser agree to any changes to any of Estimated Closing Indebtedness, Estimated Closing Cash, Estimated Company Transaction Expenses, Estimated Closing Working Capital Excess or Estimated Closing Working Capital Shortfall, as applicable, the Estimated Adjustment Amount as used in this Agreement shall be deemed to reflect such changes; provided that, to the extent any such amounts are unresolved as of the Closing, Seller’s determination of such estimates shall control.

(d) If the Estimated Adjustment Amount is positive, the Closing Cash Payment Amount shall be increased dollar-for-dollar by the amount of the Estimated Adjustment Amount, and if the Estimated Adjustment Amount is negative, the Closing Cash Payment Amount shall be reduced dollar-for-dollar by the amount of Estimated Adjustment Amount.

Section 1.4 Post-Closing Adjustment.

(a) As soon as practicable, but in no event more than sixty (60) days, after the Closing Date, Purchaser shall deliver to Seller (i) an unaudited consolidated balance sheet of the Company and the Purchased Subsidiaries as of the close of business on the day immediately preceding the Closing Date (but giving effect to the Pre-Closing Restructuring) (the “Closing Balance Sheet”) and (ii) a statement (the “Preliminary Closing Statement”) prepared in good faith and in a manner consistent with the Agreed Accounting Principles and preparation of the Pre-Closing Statement, setting forth the calculation of (A) the Closing Cash, (B) the Closing Indebtedness, (C) the Company Transaction Expenses, (D) the Closing Working Capital Amount based on the Closing Balance Sheet and either the resulting Closing Working Capital Excess or Closing Working Capital Shortfall, as the case may be, and (E) the Estimated Adjustment Amount calculated in accordance with Section 1.3(b), using the amounts of the Closing Indebtedness, the Closing Cash, the Company Transaction Expenses and the Closing Working Capital Excess or Closing Working Capital Shortfall, as applicable, instead of the respective estimated amounts for each such item, along with reasonable supporting detail to evidence such calculation.

(b) Seller shall have sixty (60) days to review the Preliminary Closing Statement from the date of its receipt thereof (the “Review Period”). Seller and its Representatives shall have reasonable access during normal business hours to the books and records, personnel and advisors of the Company and the Purchased Subsidiaries in connection with such review. If Seller objects to any component of the Preliminary Closing Statement, Seller must deliver a written notice of objection (the “Objection Notice”) to Purchaser before the expiration of the Review Period, and a reasonably detailed explanation describing such objections; provided that the only bases on which an objection may be set forth in the Objection Notice is that any component of the Preliminary Closing Statement was not calculated in accordance with this Agreement or there was a mathematical or other error in calculation. If Seller delivers an Objection Notice to Purchaser before the expiration of the Review Period as provided in this Section 1.4(b), Purchaser and Seller shall, for a period of thirty (30) days thereafter (the “Resolution Period”), attempt in good faith to resolve the matters contained therein, and any written resolution, signed by each of Purchaser and Seller, as to any such matter shall be final, binding, conclusive and non-appealable for all purposes hereunder. If Seller does not deliver an Objection Notice to Purchaser as provided in this Section 1.4(b) before the expiration of the Review Period, Seller shall be deemed to have agreed to the Preliminary Closing Statement in its entirety and the Preliminary Closing Statement shall be final, binding, conclusive and non-appealable for all purposes hereunder.

(c) If, by the end of the Resolution Period, Purchaser and Seller have not reached agreement with respect to all disputed matters set forth in the Objection Notice, then within thirty (30) days thereafter, Purchaser and Seller shall submit for resolution such matters remaining in dispute to PricewaterhouseCoopers LLP, or if such firm is unavailable or unwilling to so serve, to a nationally-recognized independent accounting or financial consulting firm selected by Seller and reasonably acceptable to Purchaser (the “Neutral Arbitrator”). The Neutral Arbitrator shall act as an arbitrator to resolve (based solely on the written presentations of Purchaser and Seller and not on independent review) only those matters submitted to it in accordance with the first sentence of this Section 1.4(c). Purchaser and Seller shall direct the Neutral Arbitrator to render a resolution of all such disputed matters within thirty (30) days after its engagement or such other period agreed upon in writing by Purchaser and Seller. In resolving the disputed matters, the Neutral Arbitrator shall be bound by, and resolve the disputed items in accordance with, the provisions of this Section 1.4(c) and may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value claimed for such item either by Purchaser in the Preliminary Closing Statement or by Seller in the Objection Notice. The resolution of the Neutral Arbitrator shall be set forth in a written statement delivered to Purchaser and Seller and, absent Fraud, intentional misconduct or arithmetical error, shall be final, binding, conclusive and non-appealable for all purposes hereunder. The Preliminary Closing Statement, once modified and/or finally agreed to in accordance with Section 1.4(b) and/or this Section 1.4(c), shall become the “Final Statement” and the Estimated Adjustment Amount shall become the “Final Adjustment Amount”.

(d) All fees and expenses relating to the work performed by the Neutral Arbitrator shall be allocated equally between Seller, on the one hand, and Purchaser, on the other hand, and all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Neutral Arbitrator shall be borne by the Party incurring such cost or expense.

(e) Amounts payable pursuant to the determination of the Final Adjustment Amount on the Final Statement will be paid as follows:

(i) If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then Seller shall, within three (3) Business Days after the date on which the Preliminary Closing Statement becomes the Final Statement, pay or cause to be paid to Purchaser the difference between the Estimated Adjustment Amount and the Final Adjustment Amount by wire transfer of immediately available funds to the account or accounts designated in writing by Purchaser at least two (2) Business Days prior to such payment date.

(ii) If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then Purchaser shall, within three (3) Business Days after the date on which the Preliminary Closing Statement becomes the Final Statement, pay or cause to be paid to Seller the difference between the Final Adjustment Amount and the Estimated Adjustment Amount, in the same manner as Seller received the Closing Cash Payment Amount or in such other manner as Seller may direct in writing.

(f) Any payments made under this section shall be treated as an adjustment to the Purchase Price for all U.S. federal and state income tax purposes, and all Parties shall file all Tax Returns and take all positions for tax purposes consistent with the foregoing.

(g) If any payment required to be made to a Party under this Agreement is made after the date on which such payment is due, interest shall accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at five percent (5.0%) per annum. All computations of interest pursuant to this Agreement shall be made on the basis of a year of 365 days, in each case, for the actual number of days from (but not including) the first day to (and including) the last day occurring in the period for which such interest is payable.

Section 1.5 Tax Treatment.

(a) All of the consideration payable to Seller pursuant to this Agreement (which, for the avoidance of doubt, shall not include the Services Agreement) shall be treated as consideration for the sale of the Shares and each Party agrees that, for all Tax purposes, the transactions contemplated by this Agreement will be reported in a manner that is consistent with such treatment and none of them (nor any of their respective Affiliates) will take any Tax position inconsistent therewith on any Tax Return or otherwise unless otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE II

CLOSING

Section 2.1 Closing; Closing Date. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Boston time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, no later than two (2) Business Days following the satisfaction or waiver of all conditions precedent specified under ARTICLE VI (except for those conditions which by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or on such other date, place and time as Purchaser and Seller may agree in writing (the “Closing Date”).

Section 2.2 Closing Deliveries.

(a) At the Closing, Seller shall deliver to Purchaser:

(i) evidence of the transfer, reasonably satisfactory to Purchaser, of the Shares to Purchaser;

(ii) an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of Seller, relating to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b);

(iii) duly executed counterparts to the Services Agreement, substantially in the form attached hereto as Exhibit A (the “Services Agreement”);

(iv) a receipt for the Closing Cash Payment Amount;

(v) a properly completed and executed statement from Seller in accordance with Treasury Regulations section 1.1445-2(b)(2) certifying that Seller is not a foreign person;

(vi) resignation letters, effective as of the Closing, from all directors and officers of the Company and the Purchased Subsidiaries, in each case, in office immediately before the Closing; and

(vii) duly executed counterparts to a customary property management agreement to be agreed between the Parties prior to the Closing; and

(viii) evidence, reasonably satisfactory to Purchaser, of the release of the security interests set forth in Section 2.2(a)(viii) of the Disclosure Schedule.

(b) At the Closing, Purchaser shall deliver to Seller:

(i) the Closing Cash Payment Amount, in accordance with Section 1.2, by wire transfer in immediately available funds to a bank account designated by Seller in a written notice to Purchaser at least two (2) Business Days before the Closing;

(ii) the amount of the unpaid Company Transaction Expenses to the payees thereof in the amounts set forth in the Pre-Closing Statement by wire transfer of immediately available funds to the account or accounts designated in writing by Seller at least two (2) Business Days prior to the Closing Date; and

(iii) an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of Purchaser, relating to the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to (a) the exceptions disclosed in the disclosure schedule delivered by Seller to Purchaser and attached hereto as Schedule II (the “Disclosure Schedule”) and the qualifications related thereto set forth in Section 9.3 or (b) as disclosed in publicly available forms, statements, reports or other documents relating to Seller or the Company, filed with, or furnished to, as applicable, the SEC by Seller or VEREIT, Inc. (“VEREIT”) prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to, or disclosure for purposes of, any representation or warranty set forth in this ARTICLE III), Seller represents and warrants to Purchaser as follows, in each case, as of the date of this Agreement and as of the Closing Date unless otherwise specifically set forth herein:

Section 3.1 Organization of Seller; Authority; Conflicts.

(a) Seller is a limited partnership duly organized, validly existing and in good standing under the Law of the State of Delaware and has all necessary limited partnership power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Seller and each other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the general partner of Seller. No other limited partnership proceedings on the part of Seller are necessary to approve this Agreement or such other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and, upon its execution, each other Transaction Document to which Seller is a party shall have been, duly and validly executed and delivered by Seller, and assuming the due authorization, execution and delivery by Purchaser, constitutes the valid, legal and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance, and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”).

(b) Except as may result from any facts or circumstances relating solely to Purchaser or its Affiliates, the execution, delivery and performance by Seller of this Agreement does not, and the execution, delivery and performance by Seller of the other Transaction Documents to which Seller is a party will not, result in (i) a breach or violation of the Governing Documents of Seller, the Company or its Subsidiaries, (ii) a breach or violation of any Law or Order applicable to Seller (to the extent related to the Company Business), the Company or its Subsidiaries or (iii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or its Subsidiaries pursuant to, any Contract to which the Company or any of the Purchased Subsidiaries is a party, other than, in the cases of clauses (ii) and (iii), where the breach, violation, termination (or right of termination), default, creation or acceleration would not reasonably be expected to be material to the Company and the Purchased Subsidiaries (without giving effect to clause (ii) of the proviso in the definition of such term) (collectively, the “Acquired Pro Forma Entities”), taken as a whole, or to impair or materially delay Seller’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

(c) No Consent, Permit, Order or declaration of, filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance by Seller of this Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (A) any notices or filings under the HSR Act, (B) such notices and applications with the Financial Industry Regulatory Authority (“FINRA”) that are required under FINRA rules, (C) the Consents, Permits, Orders, declarations, filings or notices set forth in Section 3.1(c) of the Disclosure Schedule, (D) as may result from any facts or circumstances relating solely to Purchaser or its Affiliates, or (E) those that the failure to make or obtain would not reasonably be expected to be material to the Acquired Pro Forma Entities, taken as a whole, or to impair or materially delay Seller’s ability to consummate the transactions contemplated by this Agreement or other Transaction Documents.

(d) Except as may result from any facts or circumstances relating solely to Purchaser or its Affiliates, the execution, delivery and performance by Seller of this Agreement does not, and the execution, delivery and performance by Seller of the other Transaction Documents to which Seller is a party will not, result in (i) a breach or violation of the Governing Documents of any Company NLR or any Subsidiary thereof, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of any Company NLR or any Subsidiary thereof pursuant to, any Contract to which any Company NLR or any Subsidiary thereof is a party, other than, in the case of this clause (ii), where the breach, violation, termination (or right of termination), default, creation or acceleration would not be reasonably expected to be material to any Company NLR and such Company NLR’s Subsidiaries, taken as a whole, or to or impair or materially delay Seller’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.2 Organization of the Company; Capitalization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Law of the State of Arizona. The Company has all necessary corporate power and authority to carry on its business, including the Company Business, as now conducted and to own or lease all of its properties and assets, and is duly licensed or qualified to do business as it is now being conducted in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, as the case may be, would not reasonably be expected to be material to the Acquired Pro Forma Entities, taken as a whole.

(b) The authorized capital stock of the Company consists of 100,000 Shares. 10,000 Shares are issued and outstanding as of the date of this Agreement, all of which are beneficially owned and held of record by Seller, are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal or similar rights. The Shares constitute all of the issued and outstanding capital stock of the Company. Seller is the legal and beneficial owner of the Shares, free and clear of all Liens. Except for the Shares, there are no (i) other Equity Interests of the Company, (ii) options, warrants, or other rights to purchase from the Company any other Equity Interests of the Company, (iii) securities convertible into or exchangeable for Equity Interests of the Company, or (iv) other commitments of any kind for the issuance of options, warrants, or other securities of the Company, in each case, outstanding as of the date of this Agreement. There are no preemptive rights with respect to the issuance or sale of any Equity Interests of the Company or any “tag-along”, “drag-along” or similar rights with respect to such Shares. There are no restrictions on the transfer of the Company’s Equity Interests other than those arising from federal and state securities Laws, the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.3 Purchased Subsidiaries.

(a) Each Purchased Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority to carry on its business as now conducted and to own or lease all of its properties and assets, and (iii) is duly licensed or qualified to do business as it is now being conducted in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except, in each case, where the failure to be so licensed or qualified, as the case may be, would not reasonably be expected to be material to the Acquired Pro Forma Entities, taken as a whole.

(b) Section 3.3(b) of the Disclosure Schedule sets forth a true and complete list of each Acquired Pro Forma Entity, together with its respective jurisdiction of incorporation or organization, as the case may be, and each jurisdiction in which it is qualified to do business. Subject to the Pre-Closing Restructuring, the Company owns, directly or indirectly, all of the issued and outstanding capital stock or other Equity Interests in each Acquired Pro Forma Entity. All of the outstanding Equity Interests in the Acquired Pro Forma Entities (i) have been duly authorized and validly issued and (where applicable) are fully paid and non-assessable and (ii) are free and clear of any and all Liens. There are no outstanding (x) options, warrants, or other rights to purchase from any Acquired Pro Forma Entity any other Equity Interests of any Acquired Pro Forma Entity, (y) securities convertible into or exchangeable for Equity Interests of any Acquired Pro Forma Entity, or (z) other commitments of any kind for the issuance of any other Equity Interests of any Acquired Pro Forma Entity, in each case, outstanding as of the date of this Agreement.

Section 3.4 Books and Records; Financial Statements; Liabilities.

(a) The books and records of the Company are complete in all material respects and accurately reflect in all material respects the transactions of the Company and provide the basis for the financial condition, historical financial performance, assets and liabilities of the Company set forth or reflected in the (i) Financial Information and (ii) the Pro Forma Base Balance Sheet (other than in respect of the pro forma adjustments reflected therein). Since January 1, 2014, Seller has maintained the books and records of the Company in a manner sufficient to comply in all material respects with Applicable Law and Contracts to which Sellers and their Affiliates are party. Since January 1, 2014, Seller has not received any written or, to the Knowledge of Seller, oral notice from any Person alleging any material non-compliance of such books and records of the Company with Applicable Law. The copies of actions by written consent of the Company, together with related exhibits or attachments, since January 1, 2014, have been delivered or made available to Purchaser by means of an electronic data room or as filed with or furnished to the SEC prior to the date hereof (collectively, “Made Available”).

(b) Seller has previously Made Available to Purchaser true and complete copies of the unaudited consolidated balance sheet of the Company and the Purchased Subsidiaries (as of June 30, 2017, giving pro forma effect to the Pre-Closing Restructuring, the “Pro Forma Base Balance Sheet”) and the historical financial performance analysis for the calendar years ended 2014 through 2016 set forth on page 42 of the Confidential Information Memorandum, dated August 2017, which represents the Cole Capital segment of VEREIT (the “Financial Information”). Section 3.4(b) of the Disclosure Schedule contains true and complete copies of the Pro Forma Base Balance Sheet and page 42 of the Confidential Information Memorandum, dated August 2017. Except for the absence of financial statement footnotes and statements of operations, comprehensive income, changes in equity and cash flows, and subject to normal adjustments (that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Pro Forma Entities, taken as a whole), (i) the Pro Forma Base Balance Sheet has been prepared in accordance with GAAP consistently applied and fairly presents, in all material respects, the financial condition of the Acquired Pro Forma Entities on a consolidated basis and (ii) the Financial Information has been prepared in accordance with GAAP consistently applied and fairly presents, in all material respects, the historical financial performance of the Company, in each case as of the dates thereof for the periods then ended.

(c) Except for (i) Liabilities that are reflected or reserved against on the Pro Forma Base Balance Sheet, (ii) Liabilities incurred since the date of the Pro Forma Base Balance Sheet in the ordinary course of business, and (iii) Liabilities described in the Disclosure Schedule, the Acquired Pro Forma Entities have no material Liabilities.

(d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance (i) that all transactions are executed in accordance with management’s general or specific authorizations, (ii) that all transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company and its Subsidiaries (to the extent related to the Company Business).

Section 3.5 Absence of Certain Changes.

(a) Since June 30, 2017, there has not been (i) any material change in any method of accounting or accounting practice by the Company or any of the Purchased Subsidiaries, (ii) (A) any increase in the compensation payable or to become payable to the Signing Date Company Business Employees (except for increases in the ordinary course of business) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or Signing Date Company Business Employee, except to the extent required by Applicable Law or (iii) any agreement to do any of the items in the foregoing clauses (i) through (ii).

(b) Since December 31, 2016, (i) the Company and its Subsidiaries have conducted the Company Business only in the ordinary course of business, (ii) there has not occurred any Company Material Adverse Effect and (iii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company and the Purchased Subsidiaries, whether or not covered by insurance.

(c) Since December 31, 2016 and except as disclosed in publicly available forms, statements, reports or other documents filed with, or furnished to, as applicable, the SEC by the applicable Company NLR prior to the date of this Agreement, there has not been any material damage, destruction or other casualty loss with respect to the assets or properties owned, leased or otherwise used by any Company NLR or any Subsidiary thereof, whether or not covered by insurance, except as would not reasonably be expected to be material to any such Company NLR and such Company NLR’s Subsidiaries, taken as a whole.

(d) Since December 31, 2016, there has not been any claim for indemnification asserted by any Company NLR against any Advisor (as such term is defined in the Services Agreement) under any Advisory Agreement (as such term is defined in the Services Agreement).

Section 3.6 Material Contracts. Section 3.6 of the Disclosure Schedule sets forth each of the Material Contracts in effect as of the date of this Agreement. Each such Material Contract is valid and binding on, and enforceable against, the Company or the applicable Purchased Subsidiary and, to the Knowledge of Seller and assuming the due authorization, execution and delivery by the other parties thereto, each such Material Contract is enforceable against each of the other parties thereto in accordance with its terms, except, in each case, as enforcement may be limited by the General Enforceability Exceptions. Neither the Company nor any Purchased Subsidiary, nor, to the Knowledge of Seller, any other party thereto, is in material breach or violation of, or material default under, any Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such violation, breach or default under any Material Contract, except where, in each case, such breach, violation or default would not reasonably be expected to be material to the Acquired Pro Forma Entities, taken as a whole. Except as set forth in Section 3.6 of the Disclosure Schedule, Seller has Made Available to Purchaser true and complete copies of all Material Contracts.

Section 3.7 Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against the Company or any Purchased Subsidiary and there is no outstanding Order imposed upon the Company or any Purchased Subsidiary.

Section 3.8 Compliance with Applicable Laws; Permits.

(a) The Company and the Purchased Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all Applicable Laws. Except with respect to regulatory matters covered by Section 3.9, no investigation or review by any Governmental Authority is pending or, to the Knowledge of Seller, threatened, against the Company or any Purchased Subsidiary. Since January 1, 2014, the Company has not received any written, or to the Knowledge of Seller, oral notice or communication of any material non-compliance with any such Applicable Laws that has not been cured as of the date of this Agreement.

(b) Each of the Company and the Purchased Subsidiaries has obtained and is in compliance with all material Permits necessary for the lawful ownership and use of their respective properties and assets and the conduct of the Company Business as currently conducted, including real estate brokerage or other licenses as necessary to perform property management, leasing, acquisition, disposition and financing coordination services. All such material Permits are in full force and effect and neither the Company nor any Purchased Subsidiary is in material violation or breach of any such Permit.

(c) Each of Seller and its Subsidiaries (other than the Acquired Pro Forma Entities) has obtained and is in compliance with all material Permits necessary for the performance of their obligations under the Services Agreement, including real estate brokerage or other licenses as necessary to perform property management, leasing, acquisition, disposition and financing coordination services. All such material Permits are in full force and effect and neither Seller nor any of its Subsidiaries (other than the Acquired Pro Forma Entities) is in material violation or breach of any such Permit.

(d) Since June 9, 2017, neither the Company nor any of the Purchased Subsidiaries has provided investment advice (as defined in Dept. of Labor Reg. Sections 29 C.F.R. 2510.3-21(a)) that is not in compliance with Dept. of Labor Reg. Sections 29 C.F.R. 2510.3-21(c)(1) (each such regulation, as promulgated on April 8, 2016 (81 Fed. Reg. 20,997)).

Section 3.9 Certain Regulatory Matters.

(a) Cole Capital Corporation (the “Broker”) is, and has been at all times since January 1, 2014, registered as a broker-dealer with the SEC under the Exchange Act, and is, and has been since January 1, 2014, in compliance in all material respects with the applicable requirements of the Exchange Act and the rules thereunder, including all applicable net capital requirements and requirements for the protection of customer funds and securities.

(b) The Broker is, and has been at all times since January 1, 2014 registered, licensed or qualified as a broker-dealer in each jurisdiction where the conduct of its business requires such registration, licensing or qualification.

(c) A true and complete copy of the Uniform Application for Broker-Dealer Registration on Form BD of the Broker on file with the SEC, reflecting all amendments thereof filed with the Central Registration Depository of FINRA prior to the date of this Agreement (the “Form BD”) has been Made Available to Purchaser.

(d) Seller has Made Available to Purchaser true and complete copies of all examination reports and correspondence with Governmental Authorities related thereto with respect to any examination of the Company or any of the Purchased Subsidiaries conducted by any Governmental Authority since January 1, 2014. To the Knowledge of Seller, any issues raised with respect to any examination of the Company or any of the Purchased Subsidiaries conducted by any Governmental Authority prior to such date have been addressed, other than any such issues that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Pro Forma Entities, taken as a whole.

(e) The Broker is, and has been at all times since January 1, 2014, a member of FINRA and the Securities Investor Protection Corporation (the “SIPC”), and is, and has been at all times since January 1, 2014, in compliance in all material respects with all applicable rules and regulations of FINRA and the SIPC, as well as with the terms of its membership agreement with FINRA, including all net capital requirements and requirements with respect to the protection of customer funds and securities. The Company has Made Available to Purchaser prior to the date of this Agreement a current version of the Broker’s membership agreement with FINRA, and FINRA has not notified in writing Seller, the Company or the Broker since January 1, 2014 of any intent to terminate or materially modify such membership agreement. The Broker (i) is not, and is not required to be, a member of any domestic or foreign securities broker-dealer self-regulatory organization other than FINRA and (ii) is duly registered as a broker-dealer under, and in material compliance with, the Laws of all jurisdictions in which it is required to be so registered.

(f) The Broker (i) has established, maintains and enforces written compliance, supervisory and control policies and procedures reasonably designed to ensure compliance with Applicable Laws, including those relating to anti-money laundering, advertising, licensing, sales practices, market conduct, maintenance of net capital, supervision, books and records, risk assessment and continuing education (the “Compliance Policies”), and (ii) has been and remains in compliance in all material respects with such Compliance Policies.

(g) Each of the Broker’s officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Authority as a registered principal or registered representative is registered, licensed or qualified as such and no such registration, license or qualification is currently under an order of suspension, or the person is in the process of being registered, licensed or qualified as such within the time periods required or permitted by Applicable Law, except for such failures to be so registered as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Pro Forma Entities, taken as a whole.

(h) Since January 1, 2014, the Broker has not engaged in any activities that would be a material business change from the business activities enumerated in any membership agreements or other limitations imposed in connection with its registrations.

(i) Except for routine examinations conducted by the SEC, FINRA or any other Governmental Authority in the regular course of the business of the Broker, neither the Broker nor any of its directors, managers, officers, employees, registered representatives nor, to the Knowledge of Seller, any “person associated with” (as such phrase is defined in the Exchange Act) the Broker is the subject of any unresolved civil or administrative proceedings or any Order arising under Applicable Laws which, in each case, would be required to be disclosed on Form BD or Forms U-4 or U-5 that are not so disclosed on such Form BD or Forms U-4 or U-5, and that are, in each case, currently pending against the Broker or, to the Knowledge of Seller, threatened against the Broker or pending or threatened in writing against the other Persons referred to above. Except as disclosed on the Form BD or Forms U-4 or U-5, neither the Broker nor any of its directors, managers, officers, employees, registered representatives or any

“person associated with” the Broker (i) has been permanently enjoined by any Order from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security, or (ii) is ineligible to serve as a broker or a “person associated with” a broker under Section 15(b) of the Exchange Act.

(j) Neither the Company nor any of the Purchased Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or since January 1, 2014 has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted a board or manager resolution at the request or suggestion of, any Governmental Authority that materially restricts the conduct of its business (in each case, as currently in effect or pending, a “Regulatory Agreement”), nor has the Company or any of the Purchased Subsidiaries been advised in writing since January 1, 2014 by any Governmental Authority that it is considering issuing or requesting any such Regulatory Agreement.

(k) Since January 1, 2014, the Broker has timely filed all reports, registrations, declarations, notices, statements, and other filings, together with any amendments and updates required to be made with respect thereto, that were required to be filed with any Governmental Authority (including the SEC and FINRA), including all reports, registrations, declarations, notices, statements and filings required under the Exchange Act, except for such filings which the failure to make or to make timely would not reasonably be expected to be material to the Acquired Pro Forma Entities, taken as a whole. As of their respective dates, all such reports, registrations, declarations, notices, statements and other filings complied in all material respects with the Laws enforced or promulgated by the Governmental Authority with which they were filed. Except for normal examinations conducted in the regular course of the business of the Broker, to the Knowledge of Seller, no Governmental Authority has initiated since January 1, 2014 any proceeding or investigation into the business or operations of the Broker, the Company, or any of their then current respective employees, agents, brokers or representatives. There is no unresolved investigation of any suspected violation by any Governmental Authority with respect to any report or statement relating to any examination of the Broker, other than any such violations that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Pro Forma Entities, taken as a whole.

(l) To the Knowledge of Seller, there are no unresolved material customer complaints, including those reportable to FINRA pursuant to FINRA Rule 4530 or on any Form U-4, which were made since January 1, 2014 against the Broker or any “person associated with” the Broker. As of the date of this Agreement, no material customer complaints reportable pursuant to FINRA Rule 4530 or on Form U-4 are pending or, to the Knowledge of Seller, threatened.

(m) Neither the Company nor any of the Purchased Subsidiaries is registered or required to be registered as an “investment company” within the meaning of the Investment Company Act.

(n) Neither the Company nor any of the Purchased Subsidiaries is registered or required to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

(o) None of the activities of the Broker requires it to be registered as an exchange or transfer agent, a clearing agency, an alternative trading system, a government securities dealer, a commodity trading advisor or commodity pool operator.

(p) Since January 1, 2014, each of the Company NLRs has filed or furnished with the SEC all forms, reports, schedules, statements and documents (including exhibits and all other information incorporated therein) that were required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, from and after such date (collectively, and as amended, modified or supplemented since the time of filing, the “NLR SEC Filings”). Each NLR SEC Filing (i) as of its date, or, if amended or supplemented prior to the date of this Agreement or the Closing Date, as of the date of the most recent amendment or supplement thereto (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the NLR SEC Filings, and (ii) did not, at the time it was filed or furnished (or became effective), or, if amended or supplemented prior to the date of this Agreement or the Closing Date, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.10 Taxes.

(a) Each of the Company and the Purchased Subsidiaries has (i) timely filed with the appropriate Governmental Authority all Tax Returns required by Applicable Law to be filed by it or with respect to it on or before the date of this Agreement, taking into account any extensions of the time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid or deposited all Taxes due and payable by it.

(b) There are no Liens for Taxes upon any of the assets of the Company or any of the Purchased Subsidiaries, other than Permitted Liens.

(c) Neither the Company nor any of the Purchased Subsidiaries has received written notice from a Governmental Authority of a claim concerning any Tax liability of the Company or any of the Purchased Subsidiaries that has not already been resolved, and, to the Knowledge of Seller, there are no pending actions for the assessment or collection of Taxes owed or owing by the Company or any of the Purchased Subsidiaries.

(d) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of the Purchased Subsidiaries.

(e) Neither the Company nor any of the Purchased Subsidiaries (i) is or has been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (ii) has any liability for Taxes of any Person (other than the Company, any of the Purchased Subsidiaries, Equity Fund Advisors, Inc., VEREIT TRS Corp., or DRE Holdings LLC) arising from the application of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

(f) Neither the Company nor any of the Purchased Subsidiaries is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity, reimbursement or similar agreement or arrangement with a party other than the Company or a Purchased Subsidiary, other than an agreement entered into in the ordinary course of business the principal purpose of which is not related to Taxes.

(g) No claim has been made in writing by any Governmental Authority in a jurisdiction where any of the Company or the Purchased Subsidiaries has not filed a Tax Return that such Person is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction, other than any such claims that have been fully resolved.

(h) Neither the Company nor any of the Purchased Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(i) Neither the Company nor any of the Purchased Subsidiaries will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing Date, including adjustments under Section 481(c) of the Code, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, or (v) an election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law).

(j) No private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to the Company or any of the Purchased Subsidiaries.

(k) None of the Company or any of the Purchased Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which such Person is organized.

(l) None of the Company or any of the Purchased Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction within the two-year period ending on the date of this Agreement that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(m) (i) To the Knowledge of Seller, no property of the Company, any Purchased Subsidiary, any Company NLR or any Subsidiary of any Company NLR was subject to reassessment by the relevant state or local tax authority as a result of, or in connection with the acquisition of Cole Real Estate Investments, Inc. on February 7, 2014 and the acquisition of Cole Holdings Corporation on April 5, 2013, and (ii) to the Knowledge of Seller, no property of the Company, any Purchased Subsidiary, any Company NLR or any Subsidiary of any Company NLR will be subject to reassessment by the relevant state tax authority as a result of, or in connection with the consummation of the transactions contemplated by this Agreement or by the other Transaction Documents.

(n) (i) To the Knowledge of Seller, no transfer taxes were imposed with respect to any property of any Company NLR or any Subsidiary of any Company NLR as a result of, or in connection with, the acquisition of Cole Real Estate Investments, Inc. on February 7, 2014 and the acquisition of Cole Holdings Corporation on April 5, 2013, and (ii) to the Knowledge of Seller, no transfer taxes will be imposed with respect to any property of any Company NLR or any Subsidiary of any Company NLR as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement or by the other Transaction Documents.

Section 3.11 Employees.

(a) As of the date of this Agreement, all employees of the Company and its Subsidiaries are employed by Equity Fund Advisors, Inc. (“Employer Entity”). Since January 1, 2014, none of the Company or any of its Subsidiaries (other than the Employer Entity) has had any employees. Section 3.11(a) of the Disclosure Schedule lists each Company Business Employee as of the date of this Agreement (the “Signing Date Company Business Employees”), together with such employee’s current position, employment start date, current base salary, bonus paid to such employee with respect to calendar year 2016, and target bonus opportunity of such employee for 2017.

(b) None of the Company, the Employer Entity or any of the Purchased Subsidiaries is bound by any Contract with any labor union or like organization, and to the Knowledge of Seller, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or the Purchased Subsidiaries. There are no asserted controversies or labor disputes or union organization activities pending or, to the Knowledge of Seller, threatened, between Employer Entity and the employees of the Company or the Purchased Subsidiaries. Employer Entity has complied in all material respects with all applicable state and federal equal employment opportunity and other Laws related to labor, employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health with respect to the Company Business Employees and the employees who would, if the Closing were to occur on the date of this Agreement, provide any of the services contemplated under the Services Agreement.

(c) No Company Plan is sponsored by the Company or its Subsidiaries (other than the Employer Entity). For purposes of this Agreement, “Company Plan” means: (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, that Employer Entity, VEREIT or any subsidiary thereof (together, the “Plan Entities”) sponsor, participate in, are parties to or contribute to, or with respect to which any potential liability is borne by the Company or any of the Purchased Subsidiaries pursuant to the respective terms thereof; and (ii) each written stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, supplemental retirement plan, profit sharing plan, severance plan, termination or change in control agreement, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, or employment or consulting agreement that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Plan Entities sponsor, participate in, are parties to or contribute to, or with respect to which any potential liability is borne by the Company or any of the Purchased Subsidiaries pursuant to the respective terms thereof.

(d) The Company has Made Available to Purchaser true and complete written descriptions of the material terms of the material Company Plans.

(e) Each Company Plan has been operated and administered in all material respects in compliance with its terms and Applicable Law, including, without limitation, ERISA and the Code.

(f) None of the execution and delivery of this Agreement or the other Transaction Documents, any shareholder or other approval of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby would, either alone or in combination with another event, (i) entitle any Company Business Employee, any current or former employee of the Company and its Subsidiaries (other than the Employer Entity) or independent contractor of the Company and its Subsidiaries (other than the Employer Entity) to severance pay or any material increase in severance pay, or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Person.

(g) No severance payment, change of control payment, acceleration of the time of payment or vesting or any material increase to the amount of compensation due shall be required to be paid in connection with the transactions contemplated by this Agreement or otherwise, in each case which would be (as to any period prior to or after Closing), (i) submitted for reimbursement to the Company NLRs under any Advisory Agreement or (ii) billed to Recipient (as such term is defined in the Services Agreement) under the Services Agreement.

Section 3.12 Property and Assets; Sufficiency of Assets.

(a) The Acquired Pro Forma Entities do not own any real property. Section 3.12 of the Disclosure Schedule lists (i) all real estate leases and subleases to which each of the Acquired Pro Forma Entities is a party (the “Leases”), (ii) the street address of each parcel of such leased real property, (iii) the landlord under each Lease, the rental amount currently being paid, and the expiration of the term of such Lease and (iv) the current use of such leased real property. None of the Acquired Pro Forma Entities is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of the leased real property.

(b) At the Closing, after giving effect to the Pre-Closing Restructuring, the Acquired Pro Forma Entities, as applicable, will have good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar Contract, all of the assets reflected on the Pro Forma Base Balance Sheet or acquired after the date of the Pro Forma Base Balance Sheet (other than assets sold or otherwise disposed of in the ordinary course of business since the date of the Pro Forma Base Balance Sheet), in each case, free and clear of any Liens, other than Permitted Liens.

(c) At the Closing, after giving effect to the Pre-Closing Restructuring, (i) the Acquired Pro Forma Entities and the rights granted under this Agreement and the Transaction Documents (including the obligation of Seller and its Affiliates to perform the Initial Services (as such term is defined in the Services Agreement)), taken as a whole, (A) will constitute all of the assets that are Related to the Company Business, except (x) those assets that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Pro Forma Entities, taken as a whole and (y) those assets of Seller and its Affiliates to be used by Seller and its Affiliates in the performance of the Initial Services and (B) will be sufficient for the Company and the Purchased Subsidiaries to operate and conduct the Company Business from and after the Closing in a manner consistent with the manner in which the Company Business is operated and conducted as of the date hereof, and (ii) subject to Sections 5.14 and 5.15, none of Seller or its Affiliates will own, lease or license any asset that is Related to the Company Business, except those assets of Seller and its Affiliates to be used by Seller and its Affiliates in the performance of the Initial Services.

Section 3.13 Intellectual Property.

(a) At the Closing, after giving effect to the Pre-Closing Restructuring, the Acquired Pro Forma Entities will have all rights to use all Intellectual Property required, necessary or used, in each case, in the Company Business as operated and conducted as of the date of this Agreement (“Company Business Intellectual Property”), all of which rights shall survive unchanged following the consummation of the transactions contemplated by this Agreement. Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list of the Company Business Intellectual Property, along with the applicable application or registration number, the applicable jurisdictions/territories of each such item, and the name of the owner of such item.

(b) At the Closing, after giving effect to the Pre-Closing Restructuring, the Acquired Pro Forma Entities, as applicable, will own the Company Business Intellectual Property purported to be owned by it, free and clear of any Liens, other than Permitted Liens, and such Company Business Intellectual Property will be subsisting and, to the Knowledge of Seller, valid and enforceable, and not subject to any outstanding order, judgment, decree or agreement adversely affecting the Acquired Pro Forma Entities’ use thereof or rights thereto. Since January 1, 2014, to the Knowledge of Seller, neither the Company nor any of the Purchased Subsidiaries has infringed, misappropriated or otherwise violated the rights of any third party in Intellectual Property. There are no pending or, to the Knowledge of Seller, threatened written claims, proceedings or actions (i) alleging that the Company’s or any of the Purchased Subsidiaries’ activities infringe upon or constitute the unauthorized use of the rights of any third party in Intellectual Property or (ii) challenging the ownership, use, validity or enforceability of any Company Business Intellectual Property. To the Knowledge of Seller, no third party has infringed upon, engaged in the unauthorized use of, or otherwise violated in any material respect any Company Business Intellectual Property.

(c) Neither the Company nor any of the Purchased Subsidiaries has granted any licenses or other rights to third parties to use Company Business Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms which have been Made Available to Purchaser. Neither the Company nor any of the Purchased Subsidiaries obtains any material rights to use third party Company Business Intellectual Property pursuant to sublicenses or pursuant to cross-licenses, settlement-agreements or other royalty free agreements.

(d) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the Company Business. To the Knowledge of Seller, no Person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recovery technology.

Section 3.14 Insurance. Until the Closing, the Company and the Purchased Subsidiaries are covered by the insurance policies described in Section 3.14 of the Disclosure Schedule. All such policies provide customary coverage for all normal risks incident to the Company Business and the properties and assets of the Company and the Purchased Subsidiaries. All such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and, to the Knowledge of Seller, no written notice of cancellation or termination has been received with respect to any such policy.

Section 3.15 Data Privacy. Each of the Company and the Purchased Subsidiaries is in material compliance with its privacy policies and with all Applicable Laws regarding privacy and personal information, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information. Since January 1, 2014, to the Knowledge of Seller, no Person has gained unauthorized access to, or misused, any customer or employee personally identifiable information with respect to the Company or any of the Purchased Subsidiaries.

Section 3.16 Intercompany Agreements. Section 3.16 of the Disclosure Schedule sets forth a true and complete list of all Intercompany Agreements in effect as of the date of this Agreement. None of (a) Seller or any of its Affiliates (other than the Acquired Pro Forma Entities), nor (b) any current or former executive officer or director of any such Person (i) has any claim against the Acquired Pro Forma Entities or (ii) owes money or performance of any obligation to, or is owed money or the performance of any obligation by, the Acquired Pro Forma Entities (in each case with or without the occurrence of any contingency or other event), except to the extent related to any Intercompany Agreement.

Section 3.17 Brokers. Except for Citigroup Global Markets Inc., no broker, finder, investment banker or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Seller, the Company, or any of its or their respective Subsidiaries.

Section 3.18 Certificates. All statements contained in the certificate delivered by Seller pursuant to Section 2.2(a)(ii), the second sentence of Section 5.8(i), the first and second sentences of Section 5.14(a), Section 5.15(a), the first sentence of Section 5.16(a) and the first sentence of Section 5.21(b) shall be deemed to be representations and warranties of the Seller pursuant to this Article III.

Section 3.19 Disclaimer of Other Representations and Warranties.

(a) NONE OF SELLER, THE COMPANY NOR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, OF ANY NATURE WHATSOEVER RELATING TO THE SHARES, THE COMPANY, ITS SUBSIDIARIES, OR THEIR RESPECTIVE BUSINESSES, INCLUDING THE COMPANY BUSINESS, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING WITH RESPECT TO THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR THE COMPANY BUSINESS AFTER THE CLOSING, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY DISCLAIMED.

(b) Without limiting the generality of Section 3.19(a), none of Seller, the Company, or any other Person (including any stockholder, partner, member or Representative of the Company or any Subsidiary) has made, and none of them shall be deemed to have made, any express or implied representation or warranty, either written or oral, in the materials relating to the business of the Company and its Subsidiaries Made Available to Purchaser and its Representatives, including due diligence materials, all versions of the Company’s Confidential Information Memorandum or any presentation of the business of the Company and its Subsidiaries by management of the Company or others in connection with the transactions contemplated by this Agreement, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is expressly understood that any estimates, forecasts, projections, budgets or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to any offering memorandum or similar materials Made Available by the Company and its Representatives, are not and shall not be deemed to be or to include representations or warranties of Seller or the Company, and are not and shall not be deemed to be relied upon by Purchaser in executing and delivering this Agreement and the other Transaction Documents and performing the transactions contemplated hereby and thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows, in each case, as of the date of this Agreement and as of the Closing Date unless otherwise specifically set forth herein:

Section 4.1 Organization; Authority; Conflicts.

(a) Purchaser is a limited liability company duly organized and validly existing under the Laws of the State of Delaware, has all necessary limited liability company power and authority to carry on its business as now conducted and to own or lease and operate its properties and assets, and is duly qualified to do business as a foreign entity under the Laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not impair or delay the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents.

(b) Purchaser has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Purchaser and each other Transaction Document to which Purchaser is or will be a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Purchaser, and no other actions or proceedings on the part of Purchaser are or will be necessary to authorize the transactions contemplated by this Agreement or the other Transaction Documents. This Agreement has been, and, upon their execution, each other Transaction Document to which Purchaser is or will be a party shall have been, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller, constitute the valid, legal and binding agreements of Purchaser enforceable against Purchaser in accordance with their respective terms and conditions, except as enforcement may be limited by the General Enforceability Exceptions.

(c) The execution, delivery and performance by Purchaser of this Agreement does not, and the execution, delivery and performance by Purchaser of the other Transaction Documents to which Purchaser is or will be a party will not, result in any violation of or default under, or give rise to a right of termination under, (i) the Governing Documents of Purchaser; (ii) any Law or Order applicable to Purchaser or any of its Subsidiaries; or (iii) any Contract to which Purchaser is a party, other than, in the cases of clauses (ii) and (iii), where the violation, default or right of termination would not impair or delay the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. No Consent, Permit, Order or declaration of, filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser or any of its Affiliates in connection with the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.2 Financial Capability. Purchaser has available as of the date of this Agreement and will have available as of the Closing, sufficient funds to be able to pay the Base Purchase Price (including the full Closing Cash Payment Amount, Closing Indebtedness, Closing Cash and the Closing Company Transaction Expenses) and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement. On or prior to the date of this Agreement, Purchaser has delivered to Seller a fully executed copy of the Loan Agreement, dated as of the date of this Agreement, between Purchaser and the lender thereto (“Lender”) including all exhibits, schedules, annexes, attachments and amendments thereto (collectively, the “Loan Agreement”). Pursuant to, and subject to the terms and conditions of, the Loan Agreement, Lender has committed to make a loan to Purchaser in the aggregate principal amount set forth therein (the “Loan”). As of the date of this Agreement, the Loan Agreement has not been amended, restated or otherwise modified or waived, and the respective agreements and obligations contained in the Loan Agreement have not been withdrawn, rescinded, terminated, amended, restated or otherwise modified in any respect. Except for the Loan Agreement, there are no side letters or other Contracts or arrangements or understandings to which Lender, Purchaser or any of their Affiliates is a party related to the making of the full amount of the Loan. The Loan Agreement is in full force and effect and constitutes the legal, valid and binding obligation of Lender and Purchaser, enforceable in accordance with its terms against Lender and Purchaser. There are no conditions precedent related to the making of the full amount of the Loan pursuant to the Loan Agreement, other than as expressly set forth therein. Neither Purchaser nor Lender is in breach or violation of, or default under, the Loan Agreement, no event has occurred that with notice or lapse of time or both would constitute such violation, breach or default under the Loan Agreement or would result in a failure to satisfy any condition precedent, in each case, on the part of Purchaser or Lender under the Loan Agreement, and Purchaser does not have any reason to believe that the full amount of the Loan will not be available to Purchaser on the Closing Date.

Section 4.3 Brokers. No broker, finder or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Purchaser.

Section 4.4 Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened in writing, against or affecting Purchaser or any of its Affiliates that challenge the validity or enforceability of this Agreement, seek to enjoin or prohibit consummation of, or seek other equitable relief with respect to, the transactions contemplated by this Agreement or that would impair or delay the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. There is no Order imposed upon Purchaser that would impair or delay the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents.

Section 4.5 Investment. Purchaser is acquiring the Shares hereunder for investment, solely for Purchaser’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities law. Purchaser acknowledges that none of the Shares may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities law. Purchaser is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares. Purchaser has had access to sufficient information regarding the Company and each Subsidiary and their respective businesses and conditions to make an informed decision to purchase the Shares.

Section 4.6 Regulatory Status.

(a) None of Purchaser or any of its Affiliates or, to the Knowledge of Purchaser, any of the “persons associated with” (as defined in the Exchange Act) any of them, is or has engaged in any conduct that would reasonably be expected to be a basis for denial, suspension or revocation of registration of a broker or a person associated with a broker under Section 15(b) of the Exchange Act or that will, after the Closing, be required to be reported in the Company’s Form BD, and there is no Legal Proceeding pending or, to the Knowledge of Purchaser, threatened by any Governmental Authority which would result in any such ineligibility or disqualification.

(b) To the Knowledge of Purchaser, none of the principals of CIM Group, LLC is or has been subject to any material regulatory disciplinary or other compliance action by a Governmental Authority.

(c) As of the date of this Agreement, neither Purchaser nor any of its Affiliates is subject to any event that would (i) immediately after the Closing, require the Broker to answer in the affirmative any of the questions in Items 11A-11I of SEC Form BD or (b) require CIM Investment Advisors to answer in the affirmative any of the questions in Item 11 of SEC Form ADV.

Section 4.7 Certificates. All statements contained in the certificate delivered by Purchaser pursuant to Section 2.2(b)(iii) shall be deemed to be representations and warranties of the Purchaser pursuant to this ARTICLE IV.

Section 4.8 Inspection; No Other Representations. Purchaser is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company and its Subsidiaries as contemplated by this Agreement. Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement. Purchaser has received all materials relating to the business of the Company and the Purchased Subsidiaries that it has requested, and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by Seller hereunder or otherwise, to evaluate the merits of the transactions contemplated by this Agreement. Purchaser acknowledges that Seller has given it access to the key employees, documents and facilities of the Company and the Purchased Subsidiaries. Seller has answered, and/or has caused the Company and its and their Representatives to answer, to Purchaser’s satisfaction all inquiries that Purchaser or its Representatives have made concerning the business of the Company and its Subsidiaries or otherwise relating to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges that (a) none of Seller, the Company, its Subsidiaries or any of their respective Representatives makes any representation or warranty with respect to (i) any projections, estimates, budgets or forecasts Made Available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents Made Available to Purchaser or its counsel, accountants or advisors with respect to the Company, any of its Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in ARTICLE III, and (b) Purchaser has not relied and will not rely upon any of the information described in subclauses (i) and (ii) of clause (a) above or any other information, representation or warranty, except those representations or warranties set forth in ARTICLE III, in negotiating, executing and delivering this Agreement and the other Transaction Documents and performing the transactions contemplated hereby and thereby. Purchaser understands and agrees that it is acquiring the Shares based upon Purchaser’s own inspection, examination and determination of all matters related thereto, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Seller, the Company, any of its Subsidiaries, except for the representations and warranties expressly set forth in ARTICLE III.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Conduct of the Company Business before the Closing.

(a) From the date of this Agreement until the Closing, except as (x) expressly contemplated or permitted by this Agreement, including Section 5.13 and as set forth in Section 5.1 and Section 5.13 of the Disclosure Schedule, (y) required by a Governmental Authority, or (z) consented to in writing by

Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will cause the Company and its Subsidiaries to carry on the Company Business in the ordinary course, use their commercially reasonable efforts to maintain and preserve the goodwill and material relationships of the Company with Governmental Authorities, clients, employees, creditors, lenders and business associates, and not do any of the following with respect to the Company or any of the Purchased Subsidiaries (provided, that Sections 5.1(a)(i), (ii), (iii), (v), (vi), (vii), (ix), (xiv), (xvii), (xviii) and (xix)) hereof shall apply only with respect to the Acquired Pro Forma Entities):

(i) amend its Governing Documents;

(ii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) acquire assets outside of the ordinary course of business from any other Person in any transaction or series of related transactions;

(iv) make or authorize any capital expenditure in excess of $37,500 in the aggregate with respect to the Company Business;

(v) (A) split, combine, subdivide, redeem or in any way reclassify any of its Equity Interests or change or agree to change in any manner the rights of its Equity Interests or liquidate or dissolve or (B) declare a distribution on or in respect of its Equity Interests that is not paid in full prior to the Closing Date;

(vi) issue, sell, pledge, dispose of, grant, transfer, encumber, redeem or acquire, or authorize the issuance, sale, pledge, disposition, grant, transfer, encumbrance, redemption or acquisition of, any shares of its capital stock or other Equity Interests, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(vii) form any Subsidiary, acquire any Equity Interest in any other Person or enter into any joint venture, partnership or similar arrangement;

(viii) incur or create any material Lien on any assets of the Company or any of the Purchased Subsidiaries other than Permitted Liens;

(ix) (A) incur, create, assume or otherwise become liable for any Indebtedness, (B) enter into any letter of credit or similar credit support arrangement on behalf of any Person, (C) lend money or make capital contributions or advances to, or make investments in, any Person or (D) cancel any debts or waive any claims or rights;

(x) except as required by Applicable Law, make any material change in its financial accounting, accounts receivable, accounts payable or cash management methods, practices or policies or procedures, or fail to manage working capital in the ordinary course of business, including (i) taking (or omitting to take) any action that would have the effect of accelerating revenues, accelerating cash receipts or accelerating the collection of accounts receivable to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods, or (ii) taking (or omitting to take) any action that would have the effect of delaying or postponing the payment of any accounts payable to post-Closing periods that would otherwise be expected to be paid in pre-Closing periods;

(xi) sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its material assets that are Related to the Company Business, other than the disposition of obsolete assets in the ordinary course of business;

(xii) materially amend, materially modify or terminate any Material Contract or adopt or enter into any Contract that would have been a Material Contract had it been in effect on the date of this Agreement, other than (A) an automatic renewal of any such Material Contract, (B) renewal of any such Material Contract on substantially similar terms or (C) entry into a new Material Contract in the ordinary course of business;

(xiii) solely with respect to the Company Business Employees, (A) take any action to increase the compensation, bonus, severance, pension or other benefits of such Company Business Employees, other than to the extent required under any contractual arrangement in effect as of the date of this Agreement or by Applicable Law, (B) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Plan, (C) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, (D) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan that is required by Applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (E) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Company Business Employee, or (F) terminate the employment of any Company Business Employee other than for cause;

(xiv) hire any individual who will be an employee or independent contractor (who is a natural person) of the Company or any of the Purchased Subsidiaries as of the Closing Date;

(xv) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization to which the Company or any of the Purchased Subsidiaries would be a party as of the Closing Date;

(xvi) transfer, assign or grant any license or sublicense of any right under or with respect to any Intellectual Property or Material Contract relating to Intellectual Property;

(xvii) enter into a new line of business, materially change the operations or business plan for any existing line of business or abandon or discontinue any existing line of business;

(xviii) enter into, amend or modify any Intercompany Agreement, except as contemplated by Section 5.13 (provided, that this clause (xviii) will not prevent the Company or any of the Purchased Subsidiaries from allocating costs among such entities and other Affiliates of Seller in the ordinary course of business);

(xix) make any new or change any existing material Tax election, or settle or compromise any material Tax liability;

(xx) initiate, settle or compromise any Legal Proceeding or threatened Legal Proceeding, other than settlements (A) solely for cash paid in full prior to the Closing Date and (B) by any Purchased Subsidiary that is not an Acquired Pro Forma Entity, to the extent such settlement would not, or would not reasonably be expected to, restrict in any material respect the Company Business or the ability of Seller or its Affiliates to provide services under the Services Agreement;

(xxi) permit the net working capital of the Broker to fall below the minimum net capital amount required by Rule 15c3-1 under the Exchange Act;

(xxii) establish, form, market or sponsor any new funds, joint ventures or NLRs or other pooled investment vehicles, other than any such activities engaged in by any Purchased Subsidiary that is not an Acquired Pro Forma Entity (subject to the restrictions set forth in Section 5.18); or

(xxiii) agree, authorize or commit to do any of the foregoing.

(b) Nothing in Section 5.1(a) is intended to give Purchaser the right to control or direct the operations of the Company, its Subsidiaries or the Company Business prior to the Closing. Prior to the Closing, Seller shall have the right to exercise, subject to Section 5.1(a), complete control and supervision over the Company and the Company Business, including the ability to manage and operate the Company NLRs, including, for the avoidance of doubt, taking action on behalf of any Company NLR or any other pooled investment vehicle in place as of the date of this Agreement in its capacity as an advisor or service provider to such Company NLR or other pooled investment vehicle, and none of Purchaser, any of its Affiliates or its or their respective successors or assigns will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer, or employee of Seller or the Company, except as specifically contemplated or permitted by this ARTICLE V or as otherwise consented to in writing in advance by an executive officer of Seller.

(c) Upon request of Purchaser at least ten (10) Business Days prior to Closing, Seller shall, with respect to each Company NLR, cause the transfer on or before the Closing to the applicable Advisor of the Equity Interests in such Company NLR held by Seller or its Affiliate representing the Equity Interests received in the “Initial Investment” (as such term is defined in the applicable Advisory Agreement) with respect to such Company NLR, for an amount in cash equal to the Initial Investment and to be paid by Purchaser together with the Closing Cash Payment Amount at Closing.

Section 5.2 Efforts to Close; Consents and Approvals.

(a) From the date of this Agreement through the Closing, subject to the terms and conditions of this Agreement, Seller and Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with each other to do, all things necessary, proper, or advisable (subject to Applicable Law) to consummate the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices that are necessary or advisable to be filed with or renewed by any Governmental Authority or third party to consummate the transactions contemplated by this Agreement; (ii) the taking of such actions as are necessary, proper, or advisable to obtain any requisite Consents, Orders or Permits by any Governmental Authority or third party; and (iii) the taking of such actions as are necessary, proper, or advisable to fulfill all the conditions to the Parties’ obligation to close set forth in ARTICLE VI; provided, however, that nothing in this Agreement shall require, or be construed to require, Purchaser or any of its Affiliates to take any other action under this Section 5.2 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated by this Agreement.

(b) Without limiting the generality of Section 5.2(a), Purchaser and Seller shall make, or shall cause to be made, any necessary filings (i) under the HSR Act, and any similar non-US competition notifications that Seller and Purchaser mutually agree are reasonably necessary, within ten (10) Business Days after the date of this Agreement and, upon the request of Seller, Purchaser and Seller shall seek early termination of the waiting period under the HSR Act and, if applicable, shall seek early termination of any applicable waiting period under each such non-US Law and (ii) with FINRA as required under applicable rules of FINRA, including NASD Rule 1017. The Continuing Membership Application (the “CMA”) of the Broker filed under NASD Rule 1017 shall include (i) all necessary information regarding the proposed conversion of the Broker from a corporation to a limited liability company and (ii) if Purchaser’s plan to cause certain personnel of the Purchaser and its Affiliates to become associated persons of the Broker would result in an increase in the number of associated persons of the Broker involved in sales in excess of the limit in NASD Rule IM-1011-1, such information (to be provided by Purchaser) regarding the Broker’s expansion and the additional associated persons as FINRA reasonably requests.

(c) Further, and without limiting the generality of the other provisions of this Section 5.2, prior to the Closing, subject to Applicable Law, each Party will promptly (i) furnish to the other Party such necessary information and reasonable assistance as such other Party may request in connection with the foregoing, and (ii) consult with the other Party with respect to, provide the other Party any necessary information with respect to, and provide the other Party (or its counsel) with copies of, all filings (except for any confidential portions thereof) made by such Party with any Governmental Authority or any other information (except for any confidential portions thereof) supplied by such Party to a Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement. Each Party will promptly provide the other Party with copies of any communication received by such Party from any Governmental Authority regarding any of the transactions contemplated by this Agreement (except for any confidential portions thereof). If either Party or Affiliate thereof receives a request for information or documentary material from any such Governmental Authority with respect to any of the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. Each Party will advise the other Party promptly of any communication received by such Party from any Governmental Authority regarding any of the transactions contemplated by this Agreement, and of any understandings, undertakings, or agreements (oral or written) such Party proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 5.3 Access to Information.

(a) Between the date of this Agreement and the Closing, subject to the other provisions of this Section 5.3, Seller shall provide Purchaser and its Representatives with such information and data regarding any employees, assets or liabilities Related to the Company Business, including the books and records and employees of the Company and the Purchased Subsidiaries, the Company Business Employees and the other employees of the Company and its Subsidiaries that are to provide the services under the Services Agreement, and such other information, Contracts and properties Related to the Company Business as may be reasonably requested in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. Such access shall occur only during normal business hours upon reasonable advance notice by Purchaser to Seller and under the supervision of the Company’s personnel and shall be conducted in a manner that does not unreasonably interfere with the conduct of the Company’s business.

(b) Notwithstanding the obligations contained in Section 5.3(a), Seller shall not be required to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of Seller, the Company or its Subsidiaries or violate any Applicable Law or Contract, (ii) with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications and (iii) the disclosure of which would require Consent of a counterparty under the relevant Contract (provided that Seller and Purchaser shall collaborate in good faith to make alternative arrangements to allow for such access or disclosure in a manner that does not result in requiring the Consent of such counterparty), and neither Purchaser nor any of its Representatives shall have any contact before the Closing, with any employee of the Company or its Subsidiaries, and, with respect to the Company or its Subsidiaries or the transactions contemplated by this Agreement only, with any actual or potential investor, any agent, broker, partner, lessor, lender, vendor, customer, supplier or consultant of the Company or any of its Subsidiaries, except, in each case, with Seller’s express prior written approval and under such conditions as Seller may reasonably require. All requests by Purchaser or its Representatives for access or information shall be submitted or directed exclusively to an individual or individuals to be designated in writing by Seller. The auditors and accountants of Seller or any of its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(c) All information provided or accessed under this Section 5.3 shall be subject to the terms of the Non-Disclosure and Confidentiality Agreement.

Section 5.4 Notifications. Each Party shall keep the other Party reasonably apprised of the status of the matters relating to the completion of the transactions contemplated by this Agreement and the other Transaction Documents, including with respect to the matters relating to the satisfaction of the closing conditions of the other Party set forth in ARTICLE VI. Prior to the Closing Date, upon discovery, each Party shall promptly notify the other Party if such Party or any of its Affiliates obtains knowledge that the representations and warranties of such Party set forth in this Agreement are not true and correct in all material respects.

Section 5.5 Confidentiality. Purchaser acknowledges that the information Made Available to it in connection with this Agreement and the transactions contemplated by this Agreement is subject to the terms of the letter agreement by and between VEREIT and CIM Group Acquisitions, LLC, dated August 3, 2017 (the “Non-Disclosure and Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Non-Disclosure and Confidentiality Agreement shall terminate. In the event that this Agreement is terminated without the Closing having occurred, however, the Non-Disclosure and Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 5.6 Publicity. The Parties will not, and will use their respective reasonable best efforts to cause their Representatives not to, disclose to any Person (other than its Representatives) any of the contents of this Agreement other than as required by Applicable Law and upon prior notice to the other Party. Neither Purchaser (without the consent of Seller) nor the Company and Seller (without the consent of Purchaser) will issue any press release or other public statement related to this Agreement or the transactions contemplated by this Agreement except to the extent that such Party reasonably determines, after consultation with outside legal counsel, such action to be required by Applicable Law or by the rules of any applicable self-regulatory organization, in which event such Party will, to the extent reasonably practicable, consult with the other and allow reasonable time for comment on such press release or public announcement in advance of its issuance. Nothing herein or in the Non-Disclosure and Confidentiality Agreement shall be deemed to prevent Seller or Purchaser from disclosing the existence or terms of this Agreement or the transactions contemplated hereby in connection with seeking Consents, Orders or Permits as may be required by this Agreement.

Section 5.7 Post-Closing Preservation of Books and Records. For a period of seven (7) years after the Closing, Purchaser shall (a) retain the books and records (including personnel files) of the Company and the Purchased Subsidiaries relating to periods before the Closing in accordance with the document retention policies of Purchaser and its Affiliates, (b) upon reasonable notice, afford Seller reasonable access (including the right to make copies) to such books and records and (c) subject to customary confidentiality protections, in connection with the preparation of Tax Returns, financial statements, Governmental Authority reporting obligations or relevant Legal Proceedings or for other bona fide business purposes (each of the foregoing permitted bases for access, a “Permitted Purpose”), and upon reasonable prior notice, Purchaser shall, and shall cause each of its Affiliates and their respective Representatives to, make available to Seller and its Representatives and their respective Affiliates, on reasonable notice, during normal business hours, those employees of the Company and the Purchased Subsidiaries whose assistance, expertise, testimony, notes or recollections or presence may be necessary to assist Seller, its Representatives or their respective Affiliates in connection with its inquiries for any Permitted Purpose; provided, however, that in the case of clauses (a), (b) and (c), such access or investigation shall not unreasonably interfere with the business or operations of Purchaser or any of its Affiliates, and Purchaser or any of its Affiliates shall not be required to take any action to the extent that such action would constitute a waiver of the attorney-client or other privilege, provided that, Seller and Purchaser shall collaborate in good faith to make alternative arrangements to allow for such access or investigation in a manner that does not result in a waiver of any such privilege.

Section 5.8 Employment and Benefit Matters.

(a) Subject to the completion of its ordinary course regulatory and investor disclosure/reporting due diligence, at least 30 days prior to the Closing with respect to Signing Date Company Business Employees (or later as may be agreed by Seller and Purchaser), or at any time prior to Closing with respect to Company Business Employees other than Signing Date Company Business Employees (subject to Section 5.8(e)), Purchaser intends to offer or to cause one or more of its Affiliates to offer employment to each Company Business Employee in accordance with this Agreement on the terms and conditions contemplated by Section 5.8(b). Upon acceptance of such offer, each Company Business Employee will become an employee of the Purchaser or such Affiliate effective on the Closing Date or, for any such Company Business Employee who is not actively employed on the Closing Date (including those on military leave with veteran’s reemployment rights under federal Law, leave under the Family Medical Leave Act of 1993, approved personal leave or short-term or long-term disability leave), upon such Company Business Employee’s return from such leave, within six months of the Closing, and provided such Company Business Employee’s return to work is within the reservation of employment period and in accordance with the terms of such leave (each, a “Transferred Employee”). Seller shall be solely responsible for any payments or benefits that may become payable to any Company Business Employee who does not become a Transferred Employee because such Company Business Employee does not accept an offer made in accordance with this Section 5.8(a) to transfer employment or otherwise.

(b) The Employer Entity shall, immediately prior to the Closing Date, in respect of the 2017 calendar year, to the extent not previously paid, pay bonuses to the Transferred Employees based on target performance. Purchaser shall, in respect of the 2018 calendar year, to the extent the Closing does not take place in the 2017 calendar year, pay bonuses to the Transferred Employees, to the extent accrued as a current liability on the Final Statement, at the regularly scheduled time for payment of bonuses to Purchaser’s employees generally with respect to the 2018 calendar year. Purchaser shall, for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, for each Transferred Employee, provide or cause to be provided (i) base salary and annual cash incentive opportunities (excluding equity and long-term incentive compensation), which are, in the aggregate, substantially similar to those in effect for such Transferred Employee as of the Closing Date and (ii) retirement benefits, and health and welfare benefits for such Transferred Employee which are, in the aggregate, substantially comparable to those that are made available to similarly situated employees of Purchaser and its Affiliates (except that the amount of the 401(k) plan employer matching contribution for such Transferred Employees shall be adjusted such that the contribution amount is no less favorable than the amount provided under Seller’s 401(k) plan).

(c) As of the Closing Date, each Transferred Employee will be immediately eligible to participate in any compensation and benefit plans and arrangements of Purchaser or any of its Affiliates (and Purchaser will waive any applicable waiting period). With respect to any employee benefit plans and arrangements of Purchaser or any of its Affiliates in which the Transferred Employees are eligible to participate, such Transferred Employees will not receive service credit for vesting, benefit accrual or level of benefit. To the extent that any Transferred Employee participates in any health or other group welfare benefit plan of Purchaser or any such Affiliate following the Closing Date, Purchaser shall use commercially reasonable efforts to cause (i) any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar welfare plan of Purchaser or any such Affiliate to be waived with respect to the Transferred Employees and their eligible dependents, and (ii) any deductibles paid by any such Transferred Employee under any of the Company’s health plans in the plan year in which the Closing Date occurs to be credited towards deductibles under the health plans of Purchaser or any such Affiliate of Purchaser.

(d) With respect to accrued but unused vacation time (including paid time off, sick pay and any similar entitlements) to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing (collectively, “Accrued Vacation”), Seller shall remain liable for such Accrued Vacation and, prior to Closing, shall pay in cash to each Company Business Employee who will become a Transferred Employee the aggregate value attributable to such Accrued Vacation at the then current base salary or wage rate, as applicable.

(e) Prior to making any written or oral communications to any Company Business Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement or by the other Transaction Documents, the Company shall provide Purchaser with a copy of the intended communication, Purchaser shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith. Any offer of employment to any Company Business Employee other than a Signing Date Company Business Employee shall be effected only after consultation with Seller regarding reasonable requirements as to timing and method for purposes of avoiding or mitigating disruption to Seller’s and its Affiliates’ business.

(f) Seller shall, or shall cause the Employer Entity to, provide any required notice under the WARN Act or any similar state or local Law triggered by, or to otherwise comply with the WARN Act with respect to, any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting employees of the Employer Entity occurring prior to and after the Closing.

(g) This Section 5.8 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.8, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever. Nothing contained herein, express or implied, shall be construed to (i) establish, amend or modify any employee benefit plans of the Company and the Purchased Subsidiaries or Purchaser and its Subsidiaries or (ii) prevent Purchaser from amending or terminating any of its compensation and benefit plans and arrangements in accordance with their terms.

The Parties acknowledge and agree that the terms set forth in this Section 5.8 shall not create any right in any Company Business Employee or any other Person to any continued employment with the Company, the Purchased Subsidiaries, Purchaser, or any of their respective Affiliates, or to any compensation or benefits of any nature or kind whatsoever. Nothing in this Agreement shall be deemed to confer upon any Person (nor any beneficiary thereof) any rights under or with respect to any employee benefit plans of Purchaser, including any plan, program or arrangement described in or contemplated by this Agreement, and each Person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

(h) Within ten (10) days of the date of this Agreement, Purchaser shall provide to Seller a list of employees (other than the Signing Date Company Business Employees) for whom it is considering making an offer of employment. Within ten (10) days of Purchaser delivering such list to Seller, Seller shall deliver to Purchaser Section 5.8(i) of the Disclosure Schedule, which shall describe, with respect to any such employee, (i) all of the information with respect to such employee as required by the second sentence of Section 3.11(a), (ii) whether, with respect to any such employee, any of the representations and warranties set forth in Section 3.5(a) shall be inaccurate or untrue if such employee was a Signing Date Company Business Employee thereunder and (iii) whether any additional Contracts would constitute a Material Contract under clause (k) of the definition of such term if any such employee was a Signing Date Company Business Employee thereunder.

Section 5.9 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything herein to the contrary, Purchaser and Seller each shall pay, when due, fifty percent (50%) of all transfer Taxes imposed with respect to property of the Company or any Purchased Subsidiary, and all documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties, interest and filing expenses) incurred in connection with the consummation of the transactions contemplated by this Agreement. Each of Purchaser and Seller shall indemnify the other for their respective shares of such Taxes and shall cooperate with each other in the filing of all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges.

(b) Tax Returns.

(i) Seller shall have the right to elect to cause to be prepared all Tax Returns of the Company or any of the Subsidiaries for all Tax periods ending on or before the Closing Date (“Pre-Closing Tax Returns”), by providing prior notice to Purchaser and the Company at least two months before the due date of such a Tax Return (not including extensions). Such Tax Returns shall be prepared in a manner consistent with past practice, provided that (i) no election to waive a carryback of net operating losses under Section 172(b)(3) of the Code shall be made, (ii) the Company and its Subsidiaries shall elect under Revenue Procedure 2011-29, 2011-18 IRB to treat 70% of any success-based fees (including any amounts paid to Citigroup Global Markets, Inc.) as amounts that did not facilitate the transactions described in this Agreement and therefore treat 70% of such costs as deductible on the Pre-Closing Tax Returns, and (iii) the Company shall deduct on its Pre-Closing Tax Returns any compensatory payments made in connection with the transactions contemplated by this Agreement and any deductible expenses incurred in connection with the transactions contemplated by this Agreement, in either case that are economically borne by Seller, to the extent permitted by Applicable Law. If Seller has elected to prepare such Tax Returns, Seller shall provide Purchaser drafts of the Pre-Closing Tax Returns at least thirty (30) days before the filing of such Tax Returns for Purchaser’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). If Seller has not elected to prepare such Tax Returns, Purchaser shall prepare such Tax Returns consistent with past practice and the provisions of this Section 5.9(b), and shall provide such Tax Returns to Seller for its review and approval at least thirty (30) days before filing (such approval not to be unreasonably withheld, conditioned or delayed). In the event of a dispute with respect to such Tax Returns, such dispute will be referred to and resolved by the Neutral Arbitrator. The determination of the Neutral Arbitrator shall be binding on the Parties. All fees and expenses relating to the work performed by the Neutral Arbitrator shall be borne by the Party that loses the dispute. Purchaser shall cause all Pre-Closing Tax Returns to be timely filed, provided that if Seller has elected to prepare a Pre-Closing Tax Return but does not provide a draft of such Tax Return to Purchaser at least thirty (30) days before the due date of such Tax Return (including any extensions then in effect), Purchaser shall be entitled to prepare and file such Tax Return without Seller’s approval (but otherwise in accordance with this Section 5.9(b)(i)). Seller shall pay the amount of any Taxes shown as due on each Pre-Closing Tax Return prepared in accordance with this Section 5.9(b)(i), less any amount of Tax liabilities taken into account in the Closing Working Capital Amount that is included in the Tax liability shown as due on such Pre-Closing Tax Return, to the relevant Taxing Authority or to Purchaser no later than five (5) days prior to the due date of such Pre-Closing Tax Return.

(ii) Purchaser shall prepare or cause to be prepared any Tax Returns of the Company and any of the Subsidiaries for all Tax periods that begin on or before and end after the Closing Date (all such Tax Returns, the “Straddle Returns”). Purchaser shall provide drafts of such Straddle Returns to Seller for its review and approval at least thirty (30) days before filing. The Parties shall negotiate in good faith to resolve any disputes over such Straddle Returns for thirty (30) days. Any disputes over Straddle Returns that cannot be resolved through negotiations between Purchaser and Seller shall be taken to the Neutral Arbitrator. The determination of the Neutral Arbitrator shall be binding on the Parties. All fees and expenses relating to the work performed by the Neutral Arbitrator shall be borne by the Party that loses the dispute.

(iii) Except as provided in any settlement with a Taxing Authority entered into in accordance with Section 5.9(c), (A) All Parties shall treat the Pre-Closing Restructuring as is provided in Section 5.13 of the Disclosure Schedule, all Tax Returns (including the Company’s Tax Returns) shall be filed consistent therewith and all Parties shall take all positions for Tax purposes consistent therewith, (B) all Parties shall value the assets distributed to Seller in the Pre-Closing Restructuring at no more than the values shown in Section 5.9(b)(iii) of the Disclosure Schedule, as adjusted for any change in the cash, prepaid expenses, amounts due from the NLRs or Seller, deposits, or net accounts receivable and reduced by the amount of any depreciation (as determined for U.S. federal income tax purposes) of the furniture, fixtures, and equipment of Equity Fund Advisors, LLC, DRE Holdings, LLC, and VEREIT TRS Corp. between the date hereof and the date of the Pre-Closing Restructuring and (C) all Tax Returns (including the Company’s Tax Returns) shall be filed consistently therewith and all Parties shall take all positions for Tax purposes consistent therewith.

(c) Seller shall have the right to control and Purchaser shall have the right to participate in (at its own expense), any audit, litigation or other proceeding with respect to Taxes and Tax Returns of the Company or any of the Subsidiaries for which Seller could be obligated to indemnify Purchaser under this Agreement or that relate to a Tax refund or credit for which Seller is entitled to under this Agreement (a “Pre-Closing Tax Contest”); provided, however, that Seller shall not settle or compromise any such Pre-Closing Tax Contest without Purchaser’s prior written consent, which is not to be unreasonably withheld, conditioned or delayed, provided that if (i) such settlement or compromise would not have the effect of materially increasing a Tax liability of the Company or the Subsidiaries that is not indemnifiable by Seller hereunder and (ii) Purchaser does not consent to such settlement, then the Tax liability arising from the ultimate settlement of such Pre-Closing Tax Contest shall not be an

Indemnified Tax to the extent such Tax liability is greater than the Tax liability that would have arisen from the settlement to which Purchaser did not consent. Purchaser shall provide Seller with prompt notice of any written inquiries by a Taxing Authority relating to a Pre-Closing Tax Contest within five (5) Business Days of the receipt of such notice. Seller may elect to control such Pre-Closing Tax Contest by notifying Purchaser of such election in writing within five (5) Business Days of the receipt of Purchaser’s notice of such Pre-Closing Tax Contest. If Seller does not so elect to control such Pre-Closing Tax Contest then Purchaser shall control such matter, provided in such case that (x) Seller shall have the right to participate in any such matter and (y) Purchaser shall keep Seller reasonably informed of the details and status of such matter (including providing Seller with copies of all written correspondence regarding such matter). Purchaser shall not settle any such proceedings without the written consent of Seller (not to be unreasonably withheld, conditioned or delayed) if such settlement or compromise would reasonably be expected to materially adversely affect Seller. In the event of any conflict between the provisions of this Section 5.9(c) and Section 7.5, this Section 5.9(c) shall control.

(d) Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns for the Company and the Subsidiaries, the filing and prosecution of any Tax claims, and any audit, litigation or other proceeding with respect to Taxes of the Company or any of the Subsidiaries. Such cooperation shall include making employees available on a mutually convenient basis to provide assistance in the preparation of the Pre-Closing Tax Returns and additional information and explanation of any material provided hereunder.

(e) Purchaser shall cause the Tax year of the Company to close as of the end of the Closing Date for U.S. federal income tax purposes, and Purchaser shall not take any action, or permit any action to be taken, that would prevent the tax year of the Company from ending for state, local and foreign income tax purposes at the end of the day on the Closing Date.

(f) Except as required by Applicable Law (as determined by Purchaser in its reasonable discretion), without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not take any of the following actions (or cause the Company or any Subsidiary to take any of the following actions) (A) amend or permit any Company or any Subsidiary to amend any Tax Return or surrender any right to claim a refund of Taxes for any Pre-Closing Tax Period, (B) file or permit the Company or any Subsidiary to file a Tax Return, with respect to any Pre-Closing Tax Period, in any jurisdiction in which such entity did not file such Tax Return prior to the Closing, (C) extend or waive, or cause to be extended or waived, or permit the Company or any Subsidiaries to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (D) make or change any material Tax election or accounting method or practice that has retroactive effect to any Pre-Closing Tax Period for the Company or any Subsidiary, (E) make an election pursuant to Section 336(e) or Section 338 of the Code with respect to the transactions contemplated by this Agreement or (F) initiate any voluntary disclosure or other communication with any Taxing Authority relating to any actual or potential Tax payment or Tax Return filing obligation of any Company or any of its Subsidiaries for any Pre-Closing Tax Period.

(g) For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated by this Agreement, Purchaser shall cause the Company and the Subsidiaries to carry on its business only in the ordinary course in the same manner as heretofore conducted.

(h) Any Tax refunds (or credits for overpayment) of the Company or its Subsidiaries in respect of a Pre-Closing Tax Period shall be paid to Seller within five (5) days of receipt by Purchaser or its Affiliates (including the Company and its Subsidiaries) net of any costs incurred by Purchaser, the Company or its Subsidiaries in obtaining such refunds or credits, except to the extent that such refunds are attributable to the carryback of losses arising in a Post-Closing Tax Period or an amount taken into account in the Closing Working Capital Amount. Purchaser shall cause any overpayments in Tax of the Company and its Subsidiaries in respect of Pre-Closing Tax Periods to be paid in the form of a cash refund, and shall elect to do so, unless otherwise not permitted under law or if Seller is not entitled to such a refund under this Section 5.9(h). Purchaser shall, if Seller so requests and at Seller’s expense, reasonably cooperate with Seller in filing any amended returns or taking such other steps as may be necessary for obtaining any refund or claiming any tax credits to which Seller is entitled under this Section 5.9(h).

(i) In the case of any tax period including, but not ending on, the Closing Date (“Straddle Period”), the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed (i) in the case of any Tax that is imposed on a periodic basis (such as real or personal property Taxes) to be (A) the amount of such Tax (or refund or credit of such Tax) for the entire period multiplied by (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of any Tax not described in clause (i) above (such as franchise Taxes, payroll or withholding Taxes, Taxes that are based upon or measured by income, receipts or occupancy or imposed in connection with any sale or other transfer or assignment of property (whether real or personal, tangible or intangible)), to be the amount of any such Taxes that would be payable if the taxable year ended as of the close of business on the Closing Date (and for such purposes, the taxable period of any partnership or other pass-through entity, or any non-U.S. entity in which such Person holds a beneficial interest, directly or indirectly, shall be deemed to terminate at such time); provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (such as the deductions for depreciation and real estate taxes) will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in a manner consistent with the methodology described in clause (i) hereof.

Section 5.10 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Closing, the Company shall, to the fullest extent permitted under the Governing Documents of the Company and/or any director, manager or officer indemnification agreement (each, an “Indemnification Agreement”), in each case, as in effect as of the date of this Agreement and set forth in Section 5.10 of the Disclosure Schedule, indemnify and hold harmless the present and former directors, managers and officers of the Company and each of the Purchased Subsidiaries (each, an “Insured Party”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Legal Proceeding based on the fact that such Insured Party is or was a director, officer or manager of the Company or any of the Purchased Subsidiaries and arising out of or pertaining to any action or omission occurring at or prior to the Closing (including the transactions contemplated by this Agreement and other Transaction Documents) and shall pay any expenses in advance of the final disposition of such action or proceeding to each Insured Party to the fullest extent permitted under the Governing Documents of the Company and/or any Indemnification Agreement, in each case, as in effect as of the date of this Agreement, upon receipt from the Insured Party for whom expenses are paid of any undertaking to repay such amounts to the extent required under such Governing Documents of the Company or Indemnification Agreement, as applicable; provided, that notwithstanding the indemnification obligations of the Company to the Insured Parties pursuant to this Section 5.10(a), nothing in this Section 5.10(a) shall limit in any manner the ability of any Purchaser Indemnified Party to assert or recover amounts spent by the Purchaser in respect of such obligations as Losses under Article VII in accordance with the terms thereof. In the event of any such Legal Proceeding, Purchaser and the Company shall have the right, at their sole option and expense and to the extent permissible under the applicable Indemnification Agreement, to defend against, negotiate, settle or otherwise control any such matter. The Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall not be obligated pursuant to this Section 5.10 to pay the fees and expenses of more than one counsel for all Insured Parties per jurisdiction in any single action unless a conflict of interest precludes the effective representation of more than one Insured Party with respect to the applicable Legal Proceeding. Purchaser hereby acknowledges that present and former directors, officers and managers of the Insured Parties may have certain rights to indemnification, advancement of expenses and/or insurance in addition to the Governing Documents of the Company and the Indemnification Agreements. From and after the Closing, Purchaser hereby agrees that the Company is the indemnitor of first resort (i.e., its obligations to the Insured Parties are primary and any obligation of any secondary indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Insured Parties are secondary).

(b) Prior to the Closing, Seller shall cause the Company to purchase directors’ and officers’ liability insurance coverage for the Company and the Purchased Subsidiaries and their respective directors, officers and employees, which shall provide such insured Persons with coverage with respect to any actual or alleged act, error or omission by such Person occurring at or prior to the Closing, including the transactions contemplated by this Agreement and other Transaction Documents, for a period of six (6) years following the Closing with terms not materially less favorable on the whole to, such insured Persons than the directors’ and officers’ liability insurance coverage presently maintained by or on behalf thereof (the “Tail Policy”); provided, that prior to the Closing the Company may also purchase, or the Seller may also cause the Company to purchase, errors and omissions and/or professional liability insurance or other “claims-made” coverages for such insured Persons with respect to any actual or alleged act, error or omission by them occurring at or prior to the Closing, including the transactions contemplated by this Agreement, for a period of six (6) years following the Closing of not less than the existing coverage under, and have other terms not materially less favorable on the whole to such insured Persons than the errors and omissions and/or professional liability insurance or other “claims-made” coverages presently maintained by or on behalf thereof (the “Other Policies”); provided, further, that in no event shall the aggregate premium for the Tail Policy exceed $800,000, it being understood, however, that if the aggregate premium amount for the Tail Policy exceeds such amount, the Company may obtain a Tail Policy with the greatest coverage as may be commercially available for a cost not exceeding such amount; provided, further, that, for the avoidance of doubt, such cost in obtaining such Tail Policy or Other Policies shall be incurred by the Company and shall constitute a reduction in the Closing Cash. Following the Closing, Purchaser shall cause the Company and each of the Purchased Subsidiaries to refrain from taking any act that would reasonably be expected to cause such coverage to cease to remain in full force and effect.

(c) Each Person to whom this Section 5.10 applies shall be a third-party beneficiary of this Section 5.10. The provisions of this Section 5.10 are intended to be for the benefit of each Insured Party and his heirs. The obligations under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any such Person without his or her written consent.

(d) After the Closing, in the event Purchaser or the Company or any of the Purchased Subsidiaries (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, Purchaser shall cause a proper provision to be made so that the successors and assigns of Purchaser or the Company or any of their respective Subsidiaries assume the obligations set forth in this Section 5.10.

Section 5.11 Services Agreement. At the Closing, Seller and the Company shall enter into the Services Agreement.

Section 5.12 No-Shop. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Closing, Seller shall, and shall cause the Company and its Subsidiaries and each of their respective Representatives to, cease any and all existing activities, discussions or negotiations with any Person other than Purchaser with respect to, and to deal exclusively with Purchaser and its designated Affiliates and Representatives regarding, any and all acquisitions of, and investments in, the Company and its Subsidiaries, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of equity interests, purchase of assets (other than purchases of assets in the ordinary course) or otherwise (an “Alternative Transaction”) and, without the prior consent of Purchaser, Seller shall not, and shall cause the Subsidiaries and the Company Representatives not to, and each Seller shall, and shall cause its Representatives not to:

(a) solicit, initiate or otherwise engage in any negotiations, discussions or other communications with any other Person relating to any Alternative Transaction;

(b) provide information or documentation to any other Person with respect to the Company or any of the Purchased Subsidiaries or any of their respective businesses or assets in respect of any Alternative Transaction; or

(c) consummate any Alternative Transaction or enter into any Contract with any other Person with respect to any Alternative Transaction.

Section 5.13 Pre-Closing Restructuring; Corporate Name.

(a) Prior to the Closing, Seller shall, and shall cause its Affiliates to, undertake the transactions described in Section 5.13 of the Disclosure Schedule (the “Pre-Closing Restructuring”). Purchaser shall, and shall cause its Affiliates to, cooperate reasonably and in good faith with Seller with respect to the Pre-Closing Restructuring. If, following the Closing, (a) Seller determines that any assets that should not have been transferred in the Pre-Closing Restructuring were so transferred or that any liabilities that should have been transferred and assumed in the Pre-Closing Restructuring were not so transferred and assumed, or (b) Purchaser determines that any assets that should have been transferred to the Company and the Purchased Subsidiaries in the Pre-Closing Restructuring were not so transferred or that any liabilities that should not have been transferred and assumed in the Pre-Closing Restructuring were so transferred and assumed, Purchaser and Seller shall cooperate in good faith to determine if such assets are held, or such liabilities were assumed, by the wrong party and, if the Parties mutually so determine, they shall effect the transfer of such asset to, or the assumption of such liability by, the appropriate party or its designee as soon as reasonably practicable and for no consideration other than as contemplated by Sections 5.14 and 5.15.

(b) Purchaser hereby acknowledges and agrees that, following the Closing, nothing herein shall restrict the Property-Owning VEREIT Subsidiaries whose corporate names contain the name “Cole” (together with all variations thereof) (the “Corporate Name”), to use their respective Corporate Names in conducting their business as currently conducted; provided, that to the extent any Property-Owning VEREIT Subsidiary disposes of its real property or such entity is disposed of or engages in any financing or re-financing or other transaction that would provide a commercially reasonable opportunity to change the name of such Property-Owning VEREIT Subsidiary, Seller shall change, or cause to be changed, such name so as not to use the Corporate Name. From and after the Closing, except with respect to the Property-Owning VEREIT Subsidiaries as addressed above, Seller (i) shall, where and as promptly as practicable, change the name of any Affiliate of Seller that contains the Corporate Name to remove any reference to such Corporate Name, to the extent such name change would not cause unreasonable expense to Seller and (ii) shall not otherwise use the Corporate Name in the conduct of its business.

(c) With respect to each property-owning Subsidiary of each Company NLR, prior to the Closing the Parties shall cooperate to replace the “springing member” of the board of directors of each such entity.

Section 5.14 Shared Contracts.

(a) Seller represents and warrants that Section 5.14(a) of the Disclosure Schedule sets forth true and complete list of all material Shared Contracts as of the date of this Agreement. Within twenty-five (25) days after the date of this Agreement, Seller shall deliver to Purchaser a supplement to Section 5.14 of the Disclosure Schedule setting forth a list of all Shared Contracts, which Seller represents and warrants shall be true and complete. From and after the date of this Agreement until the Closing, Seller shall, and shall cause its Affiliates to, use their commercially reasonable efforts to cause the Company and the Purchased Subsidiaries to enter into a separate Contract (which may consist of amendments to existing Shared Contracts) with the appropriate counterparty or counterparties to each Shared Contract, resulting in the Company and the Purchased Subsidiaries having rights and obligations with respect to such Shared Contracts substantially similar to those set forth in the applicable Shared Contract, taking into account quantitative and any other differences between the Company and the Purchased Subsidiaries and Seller and its Affiliates (other than the Company and the Purchased Subsidiaries); provided, that in the event that a Contract cannot be obtained on substantially similar terms as those set forth in the applicable Shared Contract, including as it may relate to price, Seller shall notify Purchaser of such fact, and, after receiving the consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), may cause (and shall cause if Purchaser so directs) the Company or the applicable Purchased Subsidiary to enter into a Contract with such other terms as are agreed with such counterparty or counterparties at such time. Any one-time license or similar fee in connection with entering into such new Contract shall be allocated equally between the Purchaser and the Seller.

(b) To the extent that Seller and Purchaser are unable to complete the actions contemplated by Section 5.14(a) with respect to any such Shared Contract prior to the Closing, from and after the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts and cooperate with Purchaser and its Affiliates (including facilitating introductions to Seller’s existing significant vendors) to make such Shared Contract, or the benefits thereof, available to the Company and the Purchased Subsidiaries pursuant to mutually agreed arrangements between Seller and Purchaser by which, in compliance with Applicable Law and without resulting in any breach of such Shared Contract, the Company or the applicable Purchased Subsidiaries will receive the benefits of such Shared Contract, and shall assume the Liabilities under or in respect of such Shared Contract, in each case to the extent Related to the Company Business, until the first to occur of (i) the date of expiration of such Shared Contract, (ii) the termination of such Shared Contract in accordance with its terms (provided that Seller shall not, and shall cause its Affiliates not to, terminate any such Shared Contract other than for cause prior to the first anniversary of the Closing Date, without the prior written consent of Purchaser (not to be unreasonably conditioned, withheld or delayed)) and (iii) the first anniversary of the Closing Date.

Section 5.15 Shared IT Contracts.

(a) Seller represents and warrants that Section 5.15(a) of the Disclosure Schedule sets forth a true and complete list of all Shared IT Contracts as well as a corresponding true and complete list of all Software that constitutes material Company Business Intellectual Property and is licensed or otherwise made available under such Shared IT Contract.

(b) From and after the date of this Agreement, Seller shall, and shall cause its Affiliates to, jointly with Purchaser, use their commercially reasonable efforts to allocate each Shared IT Contract between the Parties, as set forth on Section 5.15(a) of the Disclosure Schedule, in compliance with Applicable Law and without resulting in any material breach of such IT Shared Contract.

(c) After the Closing, with respect to all Software that constitutes Company Business Intellectual Property and is licensed or otherwise made available under a Shared IT Contract, Seller shall, and shall cause its Affiliates to use such Software on behalf of the Company and the Purchased Subsidiaries in performing their obligations under the Services Agreement, and make available to the Company and the Purchased Subsidiaries, solely as and to the extent requested by Purchaser, all Software applicable to the Company and the Purchased Subsidiaries (in the form made available by the applicable counterparty to such Shared IT Contract) and all available data, data compilations and collections of data applicable to the Company and the Purchased Subsidiaries that constitute or are generated by or in connection with such Software, in each case until the date of expiration or termination of such Shared IT Contract in accordance with its terms, provided that Seller shall use commercially reasonable efforts to continue to renew each such Shared IT Contract pursuant to substantially similar terms in the event such Shared IT Contract would otherwise earlier expire, other than with the prior written consent of Purchaser to such non-renewal. After the Closing, to the extent any data applicable to the Company is commingled with data applicable to Seller, Seller will use commercially reasonable efforts to segregate the data applicable to the Company and will provide the data applicable to Company in the format used by the counterparty or, if the Parties mutually agree otherwise, in such other format. Notwithstanding the foregoing, solely as to the period of time prior to the allocation of a Shared IT Contract, Seller and its Affiliates shall only be required to use commercially reasonable efforts to perform their obligations under this Section 5.15(c) with respect to such Shared IT Contract.

Section 5.16 Seller-Developed Software.

(a) Section 5.16(a) of the Disclosure Schedule sets forth a true and complete list of all Software that constitutes Company Business Intellectual Property owned by Seller and its controlled Affiliates (“Seller-Developed Software”); provided that Seller-Developed Software shall not include any Software to the extent ownership thereof is transferred to the Company and the Purchased Subsidiaries pursuant to the Pre-Closing Restructuring. Seller, on behalf of itself and its controlled Affiliates, hereby grants Purchaser and each of its Affiliates a non-exclusive, transferable (only in connection with the sale of all or any substantial portion of any business of Purchaser or any of its Affiliates), sublicensable (only in connection with the sale of all or any substantial portion of any business of Purchaser or any of its Affiliates, or in connection with the performance of services for or on behalf of Purchaser or any of its Affiliates), perpetual, irrevocable, worldwide, fully-paid and royalty-free license to use and exploit the Seller-Developed Software in the operation of the businesses of Purchaser or any of its Affiliates.

(b) Seller shall deliver the Seller-Developed Software as mutually agreed-upon by the Parties. All Seller-Developed Software shall be delivered electronically to the extent feasible. All Seller-Developed Software consisting of Software shall be delivered in both source code and object code form, to the extent reasonably available to Seller. All source code transferred to Purchaser shall be delivered along with all developer notes, annotations, release notes and other materials related to the use or modification of such source code.

Section 5.17 Releases.

(a) Effective as of the Closing, Seller, on behalf of itself and its controlled Affiliates, hereby releases, remises and forever discharges any and all rights and Losses of any type that it or any of its controlled Affiliates has had, now has or might now or hereafter have against the Company and the

Purchased Subsidiaries, and each of their respective individual, joint or mutual, past, present and future Representatives, successors and assigns (a “Seller Releasee”) arising at or before the Closing, except for rights and Losses arising under this Agreement, the Services Agreement and any other Transaction Documents or other agreements entered into pursuant hereto or thereto, including with respect to Fraud or as provided by Article VII, Section 1.4 and Section 9.12 (collectively, the “Seller Released Claims”). Seller, for itself and its controlled Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any Legal Proceeding against any Seller Releasee, based upon any Seller Released Claim.

(b) Effective as of the Closing, the Company, on behalf of itself and the Purchased Subsidiaries, hereby releases, remises and forever discharges any and all rights and Losses of any type that they have had, now have or might now or hereafter have against Seller and its Affiliates, and each of their respective individual, joint or mutual, past, present and future Representatives, successors and assigns (a “Purchaser Releasee”) arising at or before the Closing, except for rights and Losses arising under this Agreement, the Services Agreement and any other Transaction Documents or other agreements entered into pursuant hereto or thereto, including with respect to Fraud or as provided by Article VII, Section 1.4 and Section 9.12 (collectively, the “Purchaser Released Claims”). The Company, on behalf of itself and the Purchased Subsidiaries, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any Legal Proceeding against any Purchaser Releasee, based upon any Purchaser Released Claim.

(c) The Parties acknowledge that this Section 5.16(a) is not an admission of liability or of the accuracy of any alleged fact or claim. The Parties expressly agree that this Section 5.16(a) shall not be construed as an admission in any proceeding as evidence of or an admission by either party of any violation or wrongdoing.

Section 5.18 Non-Competition; Non-Solicit and No-Hire.

(a) For a period of five (5) years following the Closing Date, Seller and its Subsidiaries shall not, without the prior written consent of Purchaser, engage in the Company Business or in the retail distribution of net lease or other real estate investment products, excluding the distribution of Equity Interests of VEREIT that are not distributed to retail investors through the broker-dealer channel (the “Restricted Activity”).

(b) For a period of five (5) years following the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, without the prior written consent of Purchaser, directly or indirectly, solicit for employment, employ or retain the services of (i) any Transferred Employee or (ii) any other employee of Purchaser or its Affiliates (regardless of when such employee was hired by Purchaser or such Affiliate); provided, that the foregoing shall not prohibit (A) general solicitations (including by third party recruiter contacts) or advertisements of employment (or hiring as a result thereof) not specifically directed at such persons or (B) solicitation or hiring six months after the cessation of the employee’s employment with Purchaser or any of its Affiliates.

(c) Except pursuant to, and in accordance with the terms and conditions of, the Services Agreement, Seller shall not, and shall cause its Subsidiaries not to, provide any services to the Company NLRs.

(d) For a period of two (2) years following the Closing Date, except as expressly provided in this Agreement, Purchaser shall not, and shall cause its Subsidiaries not to, without the prior written consent of Seller, directly or indirectly, solicit for employment, employ or retain the services of any person who is an employee of Seller or its Affiliates; provided, that the foregoing shall not prohibit (A) general solicitations (including by third party recruiter contacts) or advertisements of employment (or hiring as a result thereof) not specifically directed at such persons or (B) solicitation or hiring six months after the cessation of the employee’s employment with Seller or any of its Affiliates.

(e) The parties hereto acknowledge that the covenants set forth in this Section 5.18 are an essential element of this Agreement and that, but for these covenants, the Parties hereto would not have entered into this Agreement. The Parties acknowledge that this Section 5.18 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.

(f) Each party acknowledges that the restrictive covenants set forth in this Section 5.18, including the geographic scope and duration of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the other party and its Affiliates, and that any violation thereof could result in irreparable injury to the other party and its Affiliates that could not be readily ascertainable or compensable in terms of money, and therefore the other party and its Affiliates shall be entitled to seek from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as damages, which rights shall be cumulative and in addition to any other rights or remedies to which it may entitled.

Section 5.19 Company NLR Board of Directors. With respect to each Company NLR, prior to the Closing, Seller shall, and shall cause its Subsidiaries to, in each case, subject to Applicable Laws and consistent with the provisions of the applicable Governing Documents (including, regarding the requirements for independent directors and the filling of vacancies), recommend to each board of directors of each Company NLR (each, the “Board”) that the Board: (i) except in the case of Cole Credit Property Trust IV, Inc., take all necessary action to expand the size of such Board by two members and (ii) appoint the two (2) individuals designated by Purchaser to Seller, at least one of whom shall qualify as an Independent Director (as defined in the applicable Governing Documents of the respective Company NLR) to fill such newly created vacancies on such Board, in each case, to be effective following the Closing.

Section 5.20 Intercompany Agreements. Except as set forth in Section 5.20 of the Disclosure Schedule and excluding the Transaction Documents and all other arrangements entered into pursuant hereto or in connection with this Agreement, Seller will cause any Intercompany Agreements to be terminated as of the Closing.

Section 5.21 Insurance; Claims.

(a) Seller and each of its Affiliates (including the Company and the Purchased Subsidiaries) will keep each of their respective insurance policies in effect as of the date hereof in full force and effect until the Closing to the extent Related to the Company Business. As of the Closing, the Company and the Purchased Subsidiaries shall cease to be insured by Seller’s or its Affiliates’ insurance policies to the extent such insurance policies cover the Company and the Purchased Subsidiaries. With respect to any open claim against Seller’s insurance policies relating to the Company and the Purchased Subsidiaries prior to the Closing Date, Seller agrees to remit to Purchaser any net proceeds realized from such claim under such insurance policies (after deducting any out-of-pocket costs and expenses incurred by Seller and its Affiliates before the Closing in respect of such claim or the related matters) upon full and final settlement of such claim with the underlying insurer(s); provided that with respect to any net proceeds realized from any claim arising out of or relating to the matters set forth on Section 3.7 of the Disclosure Schedule, Seller shall only be obligated to remit fifty percent (50%) of such net proceeds.

(b) Section 5.21(b) of the Disclosure Schedule sets forth a true and complete list of each directors’ and officers’ liability insurance policy currently held by the Company NLRs and their Subsidiaries (the “D&O Policies”) and each such D&O Policy’s expiration date. Seller and its Affiliates shall cause the Company or any applicable Subsidiary to maintain each such D&O Policy until the Closing.

(c) If after the Closing the Company or any of its Subsidiaries is awarded any amounts (such as attorneys’ fees) in connection with the matters set forth on Section 3.7 of the Disclosure Schedule, all such amounts (after taking into account Seller’s indemnification obligations under this Agreement with respect to such matters) shall be promptly remitted to Seller.

Section 5.22 Financing.

(a) Through the Closing, Purchaser shall maintain the Loan Agreement in full force and effect and Purchaser shall enforce in all material respects its rights under the Loan Agreement. Subject to the terms and conditions set forth in the Loan Agreement, Purchaser shall on the Closing Date cause Lender to make the Loan pursuant to the Loan Agreement (including, to the extent Lender breaches its obligations under the Loan Agreement, taking any necessary enforcement action against Lender to cause Lender to make the Loan in accordance with the Loan Agreement).

(b) Without the prior written consent of Seller, before the Closing, Purchaser will not agree to, permit, or otherwise consent to, (i) any amendment of, supplement or modification to, or waiver under, the Loan Agreement or (ii) any waiver of any remedy under the Loan Agreement, in each case, in any manner that would (1) reduce the aggregate amount of proceeds of the Loan, (2) amend or add any conditions precedent to the making of the Loan or (3) otherwise reasonably be expected to delay or prevent the closing of the transactions contemplated by this Agreement or make the funding of the Loan less likely to occur.

(c) Purchaser acknowledges and agrees that obtaining the proceeds of the Loan is not a condition to the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, if the Loan has not been made pursuant to the Loan Agreement, Purchaser shall continue to be obligated, prior to any termination of this Agreement pursuant to Section 8.1 and subject to the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, to consummate the other transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation. The respective obligation of each Party to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver at or before the Closing of the following conditions:

(a) Government Approvals. (i) Any waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or shall have been terminated and (ii) FINRA shall have delivered to the Broker its approval of the CMA; provided, however, that the Parties may agree to proceed to a Closing without FINRA approval if more than 30 days have passed from the date of submission of the CMA.

(b) No Injunctions or Restraints; Illegality. No Order prohibiting or restraining the consummation of the transactions contemplated by this Agreement or the other Transaction Documents shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(c) Other Consents. Each of the Persons listed in Section 3.1(d) of the Disclosure Schedule shall have provided its Consent to the transactions contemplated by this Agreement.

Section 6.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by Purchaser, at or before the Closing, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Seller set forth in Section 3.1(a) (Organization of Seller; Authority), Section 3.2 (Organization of the Company; Capitalization), Section 3.3 (Purchased Subsidiaries) and Section 3.17 (Brokers) (collectively, the “Seller Fundamental Representations”) shall be true and correct in all respects as of the Closing Date as if made on such date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct as of such date), except for failures to be so true and correct as of such date that are de minimis and (ii) all of the other representations and warranties of Seller in ARTICLE III shall be true and correct as of the Closing Date as if made on such date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct as of such date), except for failures to be so true and correct as of such date that would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that for purposes of satisfaction of the condition in this clause (ii), no effect shall be given to any qualifications or exceptions regarding materiality or material adverse effect or similar qualifications in such representations and warranties.

(b) Covenants. Seller shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement before the Closing.

(c) Deliverables. Purchaser shall have received all items required to be delivered to Purchaser pursuant to Section 2.2(a) at or prior to the Closing.

(d) Pre-Closing Restructuring. The Pre-Closing Restructuring shall have been consummated.

Section 6.3 Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by Seller, at or before the Closing, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Purchaser set forth in Section 4.1(a) (Organization), Section 4.1(b) (Authority) and Section 4.3 (Brokers) (collectively, the “Purchaser Fundamental Representations”) shall be true and correct in all respects as of the Closing Date as if made on such date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct as of such date), except for failures to be so true and correct as of such date that are de minimis and (ii) all of the other representations and warranties of Purchaser in ARTICLE IV shall be true and correct as of the Closing Date as if made on such date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct as of such date), except for failures to be so true and correct as of such date that would not impair or delay the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that for purposes of satisfaction of the condition in this clause (ii), no effect shall be given to any qualifications or exceptions regarding materiality or material adverse effect or similar qualifications in such representations and warranties.

(b) Covenants. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement before the Closing.

(c) Deliverables. Seller shall have received all items required to be delivered to Seller pursuant to Section 2.2(b) at or prior to the Closing.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival. The representations and warranties of the Parties contained in this Agreement shall survive until the date that is eighteen (18) calendar months after the Closing Date; provided, however, that (a) the Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive indefinitely, (b) the representations and warranties contained in Section 3.10 (Taxes) and Seller’s obligation to indemnify for Indemnified Taxes shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations, (c) the Compliance Representations shall survive until the date that is thirty-six (36) calendar months after the Closing Date and (d) any claim for Losses that is properly asserted in writing pursuant to this ARTICLE VII before the expiration of the applicable survival period shall survive until such claim is finally resolved and satisfied. The covenants and other agreements contained in this Agreement which by their terms are required to be wholly performed on or before the Closing shall not survive the Closing Date and the covenants and other agreements contained in this Agreement which by their terms require to be performed in whole or in part following the Closing Date shall survive for the period provided in such covenants and agreements, if any, or until fully performed. For purposes of this Article VII, any qualification or references to “Company Material Adverse Effect,” materiality or similar qualification contained in any representation or warranty shall be disregarded for purposes of determining the amount of any Loss indemnifiable hereunder caused by a breach of any such representation or warranty.

Section 7.2 Indemnification by Seller. From and after the Closing, subject to Section 7.4 and the other provisions of this ARTICLE VII, Seller hereby agrees to indemnify, defend and hold harmless Purchaser and its directors, officers, members, partners, shareholders, employees, agents, attorneys, accountants, representatives and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, Liabilities, claims, damages and expenses, including reasonable attorneys’ fees and expenses, (individually, a “Loss” and, collectively, “Losses”) actually suffered or incurred by a Purchaser Indemnified Party after the Closing to the extent arising out of or attributable to:

(a) any failure of any of the representations or warranties made or deemed made by Seller in ARTICLE III of this Agreement to be true and correct;

(b) any breach of or failure to perform any covenant or agreement made by Seller in this Agreement;

(c) any Indemnified Taxes;

(d) the Pre-Closing Restructuring; or

(e) the matters set forth in Section 7.2(e) of the Disclosure Schedule.

Section 7.3 Indemnification by Purchaser. From and after the Closing, subject to Section 7.4 and the other provisions of this ARTICLE VII, Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its directors, officers, members, partners, shareholders, employees, agents, attorneys, accountants, representatives and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses actually suffered or incurred by a Seller Indemnified Party after the Closing to the extent arising out of or attributable to:

(a) any failure of any of the representations or warranties made or deemed made by Purchaser in ARTICLE IV of this Agreement to be true and correct; or

(b) any breach of or failure to perform any covenant or agreement made by Purchaser in this Agreement.

Section 7.4 Limitations on Indemnification.

(a) With respect to any Losses claimed by the Purchaser Indemnified Parties or Seller Indemnified Parties pursuant to Sections 7.2(a) or 7.3(a), as applicable, only, (i) no Losses may be claimed by the Purchaser Indemnified Parties or Seller Indemnified Parties other than Losses in excess of $37,500 (the “De Minimis Amount”) resulting from any single claim or series of related claims arising out of the same facts, events or circumstances (nor shall such Loss in the amount of less than the De Minimis Amount, together with all other Losses resulting from the same facts, events or circumstances, be applied to or considered for purposes of calculating the Basket Amount as described in clause (ii) below), (ii) neither Seller nor Purchaser, as applicable, shall have any indemnification obligations for Losses under this ARTICLE VII unless and until the aggregate amount of all such Losses exceeds an amount equal to one million dollars ($1,000,000) (the “Basket Amount”); provided, that from and after such time as the total amount of Losses actually incurred by the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, under this ARTICLE VII exceeds the Basket Amount, Seller or Purchaser, as applicable, shall be liable only for the amount that exceeds the Basket Amount and (iii) in no event shall the aggregate indemnification to be paid by Seller or Purchaser, as applicable, pursuant to this ARTICLE VII (other than claims based on the Seller Fundamental Representations or the representations and warranties contained in Section 3.10 (Taxes)) exceed fifteen million dollars ($15,000,000); provided that the foregoing limitation in clause (iii) shall not apply with respect to any Losses based upon or resulting from any inaccuracy in or breach of any Compliance Representations, which shall be limited, when combined with the aggregate indemnification to be paid by Seller for Losses claimed by the Purchaser Indemnified Parties pursuant to Section 7.2(a) (other than for claims based on Seller Fundamental Representations or the representations and warranties contained in Section 3.10 (Taxes)), to an amount equal to twenty-five million dollars ($25,000,000); provided, further that the foregoing limitations set forth in clauses (i), (ii) and (iii) above shall not apply to any Losses based upon or resulting from any inaccuracy in or breach of any Seller Fundamental Representation or Purchaser Fundamental Representation or the representations and warranties contained in Section 3.10 (Taxes). Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of Seller pursuant to this Agreement shall under no circumstances exceed the total amount of proceeds received by Seller under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, but without limiting any remedies of Purchaser in respect of Fraud, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Purchaser Indemnified Party or any Seller Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(c) Other than with respect to a breach of a representation in Section 3.10(e), Section 3.10(f), Section 3.10(g), Section 3.10(i), Section 3.10(j) or Section 3.10(l), any indemnification hereunder for Losses with respect to Taxes or Tax matters shall be limited solely to Taxes incurred in Pre-Closing Tax Periods. In the event Seller has an obligation hereunder to indemnify a Purchaser Indemnified Party for Losses with respect to Taxes or Tax matters as a result of the direct or indirect distributions of any intangible assets to the extent the value thereof is attributable to the Services Agreement, such obligation shall be reduced as provided in Section 5.9(b)(iii) of the Disclosure Schedule.

Section 7.5 Indemnification Procedures.

(a) In the event that indemnification is sought under this ARTICLE VII (an “Indemnification Claim”) in connection with (i) any action, suit or proceeding that may be instituted or (ii) any claim that may be asserted, in any such case, by any Person not a party to this Agreement, the Party seeking indemnification hereunder (the “Indemnified Party”) shall promptly cause written notice of the assertion of such Indemnification Claim to be delivered to the Party from whom indemnification hereunder is sought (the “Indemnifying Party”) before the expiration of the applicable survival period set forth in Section 7.1; provided, however, that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless the Indemnifying Party is prejudiced by such delay. The Indemnifying Party shall have the right, at its sole option and expense (which expenses shall not be applied against any indemnity limitation herein), with counsel reasonably satisfactory to the Indemnified Party, to defend against, negotiate, settle or otherwise control any Indemnification Claim unless the Indemnified Party has notified the Indemnifying Party in such notice that such Indemnification Claim seeks an injunction or other equitable relief against the Indemnified Party, or the monetary damages sought in connection with such Indemnification Claim exceed the amount of Indemnifying Party’s indemnification obligations pursuant to this ARTICLE VII, in which case the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise control such Indemnification Claim. If the Indemnifying Party has the right to elect, and so elects, to defend against, negotiate, settle or otherwise control any such Indemnification Claim, it shall within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so. If the Indemnifying Party (i) does not, within the Dispute Period, elect to defend against, negotiate, settle or otherwise control an Indemnification Claim, (ii) is not entitled to defend the third party claim as a result of the Indemnified Party’s election to defend the Indemnification Claim as provided in the second sentence of this Section 7.5(a) or (iii) after assuming the defense of an Indemnification Claim, fails to take reasonable steps necessary to defend diligently such Indemnification Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense, it being understood that the Indemnified Party’s right to indemnification shall not be adversely affected by assuming the defense of such Indemnification Claim. If the Indemnifying Party assumes the defense of such Indemnification Claim, the Indemnified Party shall have the right to employ separate counsel (selected in its reasonable discretion) and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (x) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party, (y) the named parties to the Indemnification Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party has been advised by outside counsel that a reasonable likelihood exists that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with an actual conflict of interest or (z) the Indemnified Party assumes the defense of an Indemnification Claim after the Indemnifying Party has failed to diligently pursue such claim it has assumed, as provided in the fourth sentence of this Section 7.5(a), it being understood that the Indemnifying Party shall not, in connection with any one action or separate but similar actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under such Indemnified Party’s control relating thereto (or in the possession or control of any of its Affiliates or its or their Representatives) as is reasonably required by the Indemnifying Party or its counsel; provided, that the Indemnified Party will not be required to furnish any such information which would (in the reasonable judgment of the Indemnified Party upon advice of counsel) be reasonably likely to (A) waive any privileges, including the attorney-client privilege or (B) breach any duty of confidentiality owed to any person (whether such duty arises contractually, statutorily or otherwise) or violate any Applicable Law (provided, that the Indemnified Party shall use reasonable best efforts to obtain any required Consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such access).

(b) If the Indemnifying Party assumes the defense of any Indemnification Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Indemnification Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing by the Indemnified Party or any of its Affiliates, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Indemnification Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder (it being understood that the Indemnifying Party shall have the right to settle any Indemnification Claim that satisfies the foregoing criteria). If the Indemnified Party elects to direct the defense of any such Indemnification Claim, the Indemnified Party shall not pay, or permit to be paid, any part of such Indemnification Claim unless the Indemnifying Party consents (such consent not to be unreasonably withheld, conditioned or delayed) in writing to such payment or the Indemnifying Party withdraws from the defense of such Indemnification Claim or a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against such Indemnified Party for such Indemnification Claim. The Indemnified Party shall not admit any liability with respect to, or settle, compromise, forgo appeal with respect to or discharge any Indemnification Claim without the Indemnifying Party’s prior written consent.

(c) In the event that an Indemnified Party wishes to assert a claim against an Indemnifying Party, which claim does not involve an action, suit, proceeding or claim by a third party not party to this Agreement, such Indemnified Party shall promptly assert such Indemnification Claim by sending written notice to the Indemnifying Party describing in reasonable detail the nature of such claim and the Indemnified Party’s estimate of the amount of Losses attributable to such claim; provided, however, that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless the Indemnifying Party is prejudiced by such delay. The Indemnifying Party shall have a period of forty-five (45) days within which to respond to such claim. If the Indemnifying Party does not respond within such forty-five (45) day period, the Indemnifying Party will be deemed to have accepted the claim. If the Indemnifying Party rejects all or any part of the claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such claim.

Section 7.6 Calculation of Losses.

(a) Any liability for any Loss will be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant, or agreement of this Agreement.

(b) The amount of any Losses for which indemnification is provided under this ARTICLE VII shall be (i) net of any amounts actually recovered by the Indemnified Party under insurance policies, third party indemnification obligations, or otherwise with respect to such Losses, net of any deductible or other expense incurred by the Indemnified Party in obtaining such recovery; and (ii) reduced by the value of any Tax benefits actually realized by the Indemnified Party to the extent the claim for which indemnification is sought gives rise to a deductible loss, credit or expense. If an insurance or other recovery is obtained by Purchaser, the Company or one of their Subsidiaries, then a refund equal to the aggregate amount of the net recovery shall be promptly delivered to Seller upon receipt. To the extent any proceeds are received after a Purchaser Indemnified Party has been indemnified for the applicable Loss, Purchaser shall pay or cause to be paid such amounts to the Indemnifying Parties.

(c) Notwithstanding anything to the contrary elsewhere in this Agreement, neither Party shall, in any event, be liable to any other Person for any Losses pursuant to this ARTICLE VII to the extent such Losses constitute speculative, indirect, special or punitive damages (except if and only to the extent any such damages are awarded against an Indemnified Party pursuant to a third party claim).

(d) Notwithstanding anything to the contrary elsewhere in this Agreement, the Purchaser Indemnified Parties are not entitled to indemnification pursuant to this ARTICLE VII to the extent that any matter, amount, item of other fact for which they are seeking indemnification hereunder was included in the determination of the Final Adjustment Amount for purposes of determining adjustments to the Purchase Price under this Agreement (nor shall such Losses be applied to or considered for purposes of calculating the aggregate amount of Purchaser Indemnified Parties’ Losses for purposes of calculation of the De Minimis Amount or the Basket Amount).

Section 7.7 Payment. The Indemnifying Party shall pay or cause to be paid all amounts payable pursuant to this ARTICLE VII, in immediately available funds, to an account specified by the Indemnified Party following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed supporting documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than three (3) days following any Final Determination of such Loss and the Indemnifying Party’s liability therefor. A “Final Determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the Parties have agreed to submit thereto.

Section 7.8 Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this ARTICLE VII as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes to the extent permitted by Applicable Law.

Section 7.9 Exclusive Remedy. The Parties agree that after the Closing, except with respect to matters set forth in Section 1.4, and other than as provided in Section 9.12 or with respect to claims for Fraud, the sole and exclusive remedies of the Purchaser Indemnified Parties and the Seller Indemnified Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement and the Transaction Documents are the indemnification obligations of the Parties set forth in this ARTICLE VII. Except as provided in the immediately preceding sentence, to the maximum extent permitted by Applicable Law, Purchaser, on behalf of itself and each Purchaser Indemnified Party, hereby waives all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under Applicable Law or otherwise.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of this Agreement. This Agreement may be terminated before the Closing as follows:

(a) at the election of Seller or Purchaser on or after the close of business on March 31, 2018 (the “Termination Date”), if the Closing shall not have occurred by the close of business on such date; provided, however, that the terminating Party is not then in breach in any respect of any of its obligations hereunder so as to cause the failure of the Closing to occur on or before the Termination Date; or

(b) by mutual written consent of Seller and Purchaser; or

(c) by either Purchaser or Seller if a Governmental Authority shall have issued a non-appealable final Order or enacted or enforced any Applicable Law in final form, in either case, permanently restraining or prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the terminating Party is not then in material breach of any provision of this Agreement resulting in such Order; or

(d) by Purchaser, upon a material breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach is incapable of being cured or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by Purchaser to Seller or (ii) the Termination Date; provided, however, that Purchaser is not then in material breach of this Agreement so as to cause any of the applicable conditions set forth in ARTICLE VII not to be satisfied; or

(e) by Seller, upon a material breach of any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach is incapable of being cured or if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by Seller to Purchaser or (ii) the Termination Date; provided, however, that Seller is not then in material breach of this Agreement so as to cause any of the applicable conditions set forth in ARTICLE VII not to be satisfied.

Section 8.2 Procedure Upon Termination. Either Party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other Party, and this Agreement shall terminate, and the transactions contemplated by this Agreement shall be abandoned, without further action by either Party.

Section 8.3 Effect of Termination.

(a) In the event that this Agreement is terminated by Seller pursuant to Section 8.1(e), Purchaser shall pay to Seller all of the reasonable out-of-pocket expenses incurred by Seller and its Affiliates or on their behalf, whether paid or payable, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transaction Documents and all other matters related hereto (including all fees and expenses of legal counsel, investment bankers, accountants and other advisors of Seller and its Affiliates) (the “Seller Expenses”). In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(d), Seller shall pay to Purchaser all of the reasonable out-of-pocket expenses incurred by Purchaser and its Affiliates or on their behalf, whether paid or payable, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transaction Documents and all other matters related hereto (including all fees and expenses of legal counsel, investment bankers, accountants and other advisors of Purchaser and its Affiliates) (the “Purchaser Expenses”). Purchaser or Seller, as applicable shall reimburse the other Party for such Seller Expenses or Purchaser Expenses, as applicable, on the later of (i) the day that is three (3) Business Days after the date of termination of this Agreement and (ii) the day that is three (3) Business Days after the delivery of documentation of such Seller Expenses or Purchaser Expenses, as applicable, by wire transfer in immediately available funds to a bank account designated by Seller or Purchaser, as applicable in a written notice to the other Party for such purposes. The Parties acknowledge that the foregoing Seller Expense or Purchaser Expense reimbursement, as applicable, is an integral part of this Agreement and is in addition to any other remedy that may be available to Seller or Purchaser, as applicable, whether under this Agreement or otherwise, and that, without these agreements, the Parties would not enter into this Agreement. Each of the Parties acknowledges that the Seller Expense or Purchaser Expense reimbursement, as applicable, is not a penalty, but rather a reasonable amount that will compensate Seller or Purchaser, as applicable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby.

(b) In the event that this Agreement is terminated in accordance with Section 8.1 and Section 8.2, then, except as otherwise set forth in this ARTICLE VIII, Seller and Purchaser shall be relieved of their respective duties and obligations arising under this Agreement after the date of such termination, and such termination shall be without liability to Seller or Purchaser; provided, however, that no such termination shall relieve either Party from liability for any willful breach of this Agreement or Fraud by such Party before the date of termination; and provided, further, that the obligations of the Parties set forth in this Section 8.3, Section 5.5 (Confidentiality), Section 5.6 (Publicity) and in ARTICLE IX shall survive any such termination and shall be enforceable hereunder.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents shall be the responsibility of the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Purchaser shall be responsible for all filing and other fees payable in connection with any filings or submissions under the HSR Act and any comparable foreign Laws and the submission of the CMA to FINRA, in each case, other than Seller’s and the Company’s attorneys’ and accountants’ fees and expenses; provided, further that the fees and expenses charged by third party lenders in connection with Seller’s obtaining Consents from such third party lenders shall be allocated equally between Seller and Purchaser.

Section 9.2 Notices. All notices, requests, demands and other communications made under or by reasons of this Agreement shall be in writing and shall be deemed given and received (a) if delivered in person, on the date delivered, (b) if transmitted by facsimile, on the date sent if sent by facsimile before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day, (c) if delivered by an express courier, on the next Business Day after mailing or (d) if transmitted by e-mail, on the date received if received before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day, to the Parties at the following addresses (or at such other address for a Party as is specified to the other Party by like notice):

(i)	if to Purchaser or, following Closing, the Company:

CIM Group, LLC

4700 Wilshire Boulevard

Los Angeles, California 90010

Attention: Nicholas V. Morosoff

Fax: (323) 734-1833

Email: nmorosoff@cimgroup.com

and

CIM Group, LLC

4700 Wilshire Boulevard

Los Angeles, California 90010

Attention: General Counsel

Fax: (323) 734-1833

Email: generalcounsel@cimgroup.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, CA 90067

Attn.: Patrick S. Brown

Fax: 310-712-8800

Email: brownp@sullcrom.com

(ii)	if to Seller:

VEREIT Operating Partnership, L.P.

c/o VEREIT, Inc.

5 Bryant Park, 23rd Floor

New York, NY 10018

Phone: (646) 601-7117

Attn: Lauren Goldberg

Email: lgoldberg@vereit.com

and

VEREIT Operating Partnership, L.P.

2325 East Camelback Road

Suite 1100

Phoenix, AZ 85016

Phone: (602) 778-6000

Attn: Michael Bartolotta

Email: mbartolotta@vereit.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn.: Gilbert G. Menna and Thomas J. LaFond

Fax: 617-801-8710

         617-649-1475

Email: GMenna@goodwinlaw.com;

          TLaFond@goodwinlaw.com

Section 9.3 Interpretation; Disclosure Schedule.

(a) When a reference is made in this Agreement to “Articles,” “Sections,” or “Exhibits,” such reference shall be to an article of, a section of, or an exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto. The word “or” shall not be exclusive and shall mean “and/or”. The word “will” shall have the same meaning as the word “shall” and vice versa. The term “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice.” The terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and references herein to any gender includes each other gender. References to “written” or “in writing” include in electronic form. All references to “$” or dollars shall be deemed references to United States dollars. All references to Applicable Laws are deemed to refer to such Laws as amended, modified, supplemented or replaced from time to time or as superseded by comparable successor provisions, and, in the case of any statute, include any rules and regulations promulgated under such statute, but, in each case, as in effect at the time of the relevant event. Unless expressly stated herein to the contrary, references to any agreement, instrument or other document mean such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof. Any reference to “days” means calendar days unless Business Days are expressly specified.

(b) The Disclosure Schedule and any other schedules, annexes and exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any exhibit or schedule or in the Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The Disclosure Schedule discloses items or information with specific reference to the particular section or subsection of this Agreement to which the items or information in such Disclosure Schedule relates; provided, however, that any items or information set forth in any section or subsection of the Disclosure Schedule pertaining to representations, warranties and covenants made by or with respect to Seller and its Affiliates shall be deemed to apply to each other section or subsection of the Disclosure Schedule to the extent that it is reasonably apparent on its face that such items or information are relevant to such other section or subsection of the Disclosure Schedule. Inclusion of any items or information in the Disclosure Schedule items shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement; provided that nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of Seller made herein.

Section 9.4 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party.

Section 9.5 Entire Agreement; Construction. This Agreement (including the Disclosure Schedule, schedules, annexes and exhibits hereto and the other agreements and instruments referred to herein), together with the other Transaction Documents, constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.6 Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by a written instrument signed by Purchaser and Seller.

Section 9.7 Waiver. At any time before the Closing, Purchaser may, with respect to Seller, and Seller may, with respect to Purchaser: (a) extend the time for the performance of any of its obligations or other acts; (b) waive any inaccuracies in its representations and warranties contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of its agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party granting the waiver. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.8 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to principles of conflict of laws. Each of the Parties: (a) consents to the exclusive personal jurisdiction of the state and federal courts sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the other Transaction Documents; (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. To the extent permitted by Applicable Law, either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.8, however, shall affect the right of either Party to serve legal process in any other manner permitted by Applicable Law. PURCHASER AND SELLER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF PURCHASER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties without the prior written consent of Purchaser and Seller; provided, that Purchaser may assign this Agreement to any of its Affiliates (unless doing so would restrict or materially delay the consummation of the transactions contemplated by this Agreement); provided, however, that no such assignment shall in any manner limit, affect or relieve Purchaser’s obligations hereunder; and provided, further, that such rights shall be automatically assigned back to Purchaser, if such Affiliate ceases to be an Affiliate of Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective, heirs, successors and permitted assigns.

Section 9.11 No Third Party Beneficiaries. Except as otherwise specifically set forth in Section 5.10 (which shall be to the benefit of the Persons set forth therein), this Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder. All references herein to the enforceability of agreements with third parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between the Parties and are not intended to be admissions against interest, give rise to any inference or proof of accuracy, be admissible against either Party by any third party, or give rise to any claim or benefit to any third party.

Section 9.12 Enforcement of Agreement. The Parties agree that irreparable damage may occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the Parties will be entitled, without the posting of a bond, to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to (a) any other remedy to which they are entitled hereunder, at law or in equity, before the Closing, or (b) any other remedy to which they are entitled hereunder after the Closing. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. In the event that any Party is required to commence litigation to seek enforcement of this Section 9.12, and prevails in such litigation, it shall be entitled to receive, in addition to any other relief granted to it, all reasonable expenses (including attorneys’ fees) which it has incurred in enforcing its rights hereunder.

Section 9.13 Waiver of Conflicts; Privilege.

(a) Each of the Parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to Seller, the Company and its Subsidiaries in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b) Purchaser hereby consents and agrees to, and agrees to cause the Company and the Purchased Subsidiaries to consent and agree to, Goodwin representing Seller after the Closing, including with respect to disputes in which the interests of Seller may be directly adverse to Purchaser and its Subsidiaries (including the Company and the Purchased Subsidiaries following the Closing). Purchaser further consents and agrees to, and agrees to cause the Company and the Purchased Subsidiaries to consent and agree to, the communication by Goodwin to Seller in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of Seller, the Company and its Subsidiaries.

(c) In connection with the foregoing, Purchaser hereby irrevocably waives and agrees not to assert, and agrees to cause the Company and the Purchased Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with Goodwin’s representation of Seller or the Company and its Subsidiaries before and after the Closing.

(d) Purchaser further agrees, on behalf of itself and, after the Closing, on behalf of the Company and the Purchased Subsidiaries, that all communications in any form or format whatsoever between or among Goodwin, on the one hand, and Seller, the Company and its Subsidiaries, or any of their respective Representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and that the Privileged Communications and the expectation of client confidence relating thereto belong solely to Seller, shall be controlled by Seller and shall not pass to or be claimed by Purchaser, the Company or any of the Purchased Subsidiaries.

(e) Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Company or the Purchased Subsidiaries, on the one hand, and a third party other than Seller, on the other hand, Purchaser, the Company or the Purchased Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that none of Purchaser, the Company or the Purchased Subsidiaries may waive such privilege without the prior written consent of Seller. In the event that Purchaser, the Company or any of the Purchased Subsidiaries is legally required by Order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Purchaser shall immediately notify Seller in writing (which notice shall make specific reference to this Section 9.13) so that Seller can seek a protective order, and Purchaser agrees to use reasonable best efforts to assist therewith.

(f) To the extent that files or other materials maintained by Goodwin constitute property of its clients, only Seller shall hold such property rights, and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Privileged Communications.

(g) Purchaser agrees that it will not, and that it will cause the Company and the Purchased Subsidiaries not to, (i) access or use the Privileged Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Seller waive the attorney-client or other privilege, or by otherwise asserting that Purchaser, the Company or any of the Purchased Subsidiaries has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Privileged Communications from Goodwin.

Section 9.14 Further Assurances. Subject to the conditions of this Agreement, from and after the Closing, without additional consideration, each of the parties hereto will (or, if appropriate, cause their Affiliates to) execute and deliver, or cause to be executed and delivered, such further documents and other instruments and take, or cause to be taken, such other action as may be reasonably necessary to make effective the transactions contemplated by this Agreement and the Transaction Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Purchase and Sale Agreement to be executed and delivered as of the date first above written.

PURCHASER:

CCA Acquisition, LLC

By:	/s/ Richard Ressler
Name: Richard Ressler
Title: Vice President

SELLER:

VEREIT Operating Partnership, L.P.

By:	/s/ Glenn J. Rufrano
Name: Glenn J. Rufrano
Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

Schedule I

Definitions

In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“Accrued Vacation” is defined in Section 5.8(d).

“Acquired Pro Forma Entities” is defined in Section 3.1(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided, that the Company NLRs shall not be considered Affiliates of the Company or any of its Subsidiaries.

“Agreed Accounting Principles” means GAAP and the accounting principles, practices, policies and methodologies set forth on Schedule 1.3, consistent with past practice.

“Agreement” is defined in the preamble.

“Alternative Transaction” is defined in Section 5.12.

“Applicable Law” means any Law as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person or its Affiliates, directors, officers, employees, properties, assets or business.

“Base Purchase Price” is defined in Section 1.2.

“Basket Amount” is defined in Section 7.4.

“Board” is defined in Section 5.19.

“Broker” is defined in Section 3.9.

“Business Day” means any day of the year on which national banking institutions in New York, NY or Los Angeles, CA are opened to the public for conducting business and are not required or authorized to close.

“Cash” means, as of a specified time, the aggregate amount of all cash and cash equivalents of the Company and the Purchased Subsidiaries as of such time, determined in accordance with the Agreed Accounting Principles.

“Change of Control Payment” is defined in the definition of “Material Contract” in this Schedule I.

“Closing” is defined in Section 2.1.

“Closing Balance Sheet” is defined in Section 1.4(a).

“Closing Cash” means the aggregate amount of Cash of the Company and the Purchased Subsidiaries determined as of 12:01 a.m. Los Angeles time on the Closing Date and in accordance with the Agreed Accounting Principles; provided, however, that “Closing Cash” shall be pro forma of the Pre-Closing Restructuring to the extent that all or a portion of the Pre-Closing Restructuring has not by such time occurred and shall not include (i) any amounts included in the calculation of Closing Working Capital Amount, (ii) any amounts used to repay Indebtedness or to pay Company Transaction Expenses or (iii) any amounts used to make distributions or intercompany payments (other than between the Company and its Subsidiaries) on the Closing Date.

“Closing Cash Payment Amount” is defined in Section 1.2.

“Closing Date” is defined in Section 2.1.

“Closing Indebtedness” means all outstanding Indebtedness of the Company and the Purchased Subsidiaries determined as of 12:01 a.m. Los Angeles time on the Closing Date and in accordance with the Agreed Accounting Principles; provided, however, that “Closing Indebtedness” shall be pro forma of the Pre-Closing Restructuring to the extent that all or a portion of the Pre-Closing Restructuring has not by such time occurred and shall not include any Indebtedness included in the calculation of Closing Working Capital Amount.

“Closing Working Capital Amount” means the amount by which (i) Current Assets exceed (ii) Current Liabilities, in each case, determined as of 12:01 a.m. Los Angeles time the Closing Date and in accordance with the Agreed Accounting Principles.

“Closing Working Capital Shortfall” means the amount, if any, by which the Closing Working Capital Amount (as finally determined in accordance with Section 1.4) is below zero.

“Closing Working Capital Excess” means the amount, if any, by which the Closing Working Capital Amount (as finally determined in accordance with Section 1.4) exceeds zero.

“CMA” is defined in Section 5.2(b).

“Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

“Company” is defined in the recitals to this Agreement.

“Company Business” is defined in the recitals to this Agreement.

“Company Business Employees” means (i) each employee listed on Section 3.11(a) of the Disclosure Schedule and (ii) each other employee who provides services to the Company or the Purchased Subsidiaries identified by Purchaser to Seller after the date of this Agreement and prior to the Closing.

“Company Business Intellectual Property” is defined in Section 3.13(a).

“Company Material Adverse Effect” means (i) any fact, condition, change, effect, event or occurrence (including, for the avoidance of doubt, any fact, condition, change, effect, event or occurrence with respect to any Company NLR) that individually or in the aggregate has, or would reasonably be expected to have an adverse effect that is material to the business, assets, financial condition, or results of operations of the Company and the Purchased Subsidiaries, taken as a whole, including (x) any termination of, or a written statement of intent to terminate, any Advisory Agreement and (y) any written statement of intent by any Board of a Company NLR not to honor the appointment to such Board of the individuals employed by an Affiliate of Purchaser and previously designated by Purchaser pursuant to Section 5.19 or not to honor its commitment to consider in good faith and appoint to such Board the Independent Director (as defined in the Governing Documents of such Company NLR) proposed by such Affiliate of Purchaser; provided, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, either alone or in a combination, directly or indirectly, arising out of or attributable to: (A) any changes, conditions or effects in economies or securities or financial markets in general; (B) changes, conditions or effects that generally affect the industry in which the Company and the Purchased Subsidiaries operate; (C) any change, effect or circumstance resulting from an action expressly required by this Agreement or for which Purchaser provides its prior written consent; (D) the effect of any changes in or modifications to Applicable Law or accounting rules, including GAAP, or the interpretation or enforcement thereof; (E) the willingness of broker-dealers to market Company NLR securities as a result of the entry into or the announcement, pendency or performance of this Agreement or the other Transaction Documents, including the identity of Purchaser and its Affiliates or their plans and intentions with respect to the Acquired Pro Forma Entities; (F) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or other acts of God; or (G) the failure by the Company and the Purchased Subsidiaries to meet any internal or industry estimates, expectations, projections or budgets for any period (provided that the underlying causes of such failures shall not be excluded); provided, however, that to the extent any fact, condition, change, effect, event or occurrence referred to in the foregoing clauses (A), (B), (D) or (F) has a materially disproportionate effect on the Company and the Purchased Subsidiaries, as a whole, relative to other companies in the industry in which the Company and the Purchased Subsidiaries operate, then in such case only the incremental disproportionate materially adverse impact may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur or (ii) any fact, condition, change, effect, event or occurrence that has, or would reasonably be expected to have an adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or the other Transaction Documents on a timely basis and to perform its obligations hereunder and thereunder.

“Company NLR” means an NLR that is sponsored and advised by the Company or a Purchased Subsidiary.

“Company Plan” is defined in Section 3.11(c).

“Company Transaction Expenses” means the unpaid obligations, fees and expenses incurred by or on behalf of the Company, any of the Purchased Subsidiaries, Seller or VEREIT (together, the “Responsible Entities”) or that are payable by the Responsible Entities (whether due prior, on or after the Closing) in connection with the transactions contemplated by this Agreement or the Transaction Documents (except for the Services Agreement), including (i) fees and expenses of legal counsel, investment bankers, accountants and other advisors, (ii)(x) transaction bonuses, severance payments, change of control payments, excise tax gross-up payments, retention payments, stay bonuses, payments with respect to stock appreciation rights, dividend equivalent payments or other payments that arise as a result of the consummation of the transactions contemplated by this Agreement and the employer portion of any FICA and other payroll Taxes payable in respect thereto, and (y) any unpaid severance obligations or other termination payments resulting from terminations of employment on or before the Closing, (iii) except as set forth in Section 9.1, all fees and expenses associated with obtaining approvals, consents and waivers and (iv) any broker’s fees incurred or payable by or on behalf of the Responsible Entities.

“Compliance Policies” is defined in Section 3.9(f).

“Compliance Representations” means the representations and warranties set forth in the third sentence of Section 3.6 (Material Contracts) (solely as it relates to a default by the Company or any Purchased Subsidiary), Section 3.8 (Compliance with Applicable Laws; Permits), Section 3.9 (Certain Regulatory Matters) (other than paragraph (p) thereof), the last sentence of Section 3.11(b) (Employees), the second and third sentence of Section 3.13(b) (Intellectual Property) and the first sentence of Section 3.15 (Data Privacy).

“Consent” means any approval, consent, ratification, permission, waiver or authorization from any Person other than any Governmental Authority.

“Contract” means any legally binding oral or written agreement, contract, obligation, promise, commitment or undertaking.

“Corporate Name” is defined in Section 5.13(b).

“Current Assets” means the aggregate amount of all current assets of the Company and the Purchased Subsidiaries, calculated on a consolidated basis and in accordance with the Agreed Accounting Principles; provided, that for purposes of calculating the Estimated Closing Working Capital Amount and the Closing Working Capital Amount, Current Assets shall be determined pro forma of the Pre-Closing Restructuring to the extent that all or a portion of the Pre-Closing Restructuring has not by such time occurred.

“Current Liabilities” means the aggregate amount of all current liabilities of the Company and the Purchased Subsidiaries, calculated on a consolidated basis and in accordance with the Agreed Accounting Principles; provided, that for the purposes of calculating the Estimated Closing Working Capital Amount and the Closing Working Capital Amount, Current Liabilities shall be determined pro forma of the Pre-Closing Restructuring to the extent that all or a portion of the Pre-Closing Restructuring has not by such time occurred, and shall exclude any liabilities of the Company or the Purchased Subsidiaries resulting from or attributable to any action taken on the Closing Date by or on behalf of Purchaser or any of its Affiliates, including any equity or debt financing sourced by Purchaser or any of its Affiliates.

“D&O Policies” is defined in Section 5.21(b).

“De Minimis Amount” is defined in Section 7.4(a).

“Disclosure Schedule” is defined in the preamble to ARTICLE III.

“Dispute Period” is defined in Section 7.5.

“Employer Entity” is defined in Section 3.11(a).

“Equity Interests” means shares, limited liability company interests, partnership interests, membership units or interests, equity interests, phantom equity, equity appreciation rights, dividend equivalent, profit participation rights, voting rights or similar securities, or any restricted equity units.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjustment Amount” is defined in Section 1.3(b). For the avoidance of doubt, the Estimated Adjustment Amount may be positive, negative or zero.

“Estimated Closing Cash” is defined in Section 1.3(a).

“Estimated Closing Indebtedness” is defined in Section 1.3(a).

“Estimated Closing Working Capital Amount” is defined in Section 1.3(a).

“Estimated Closing Working Capital Excess” is defined in Section 1.3(a).

“Estimated Closing Working Capital Shortfall” is defined in Section 1.3(a).

“Estimated Company Transaction Expenses” is defined in Section 1.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Final Adjustment Amount” is defined in Section 1.4(c). For the avoidance of doubt, the Final Adjustment Amount may be positive, negative or zero.

“Final Determination” is defined in Section 7.7.

“Final Statement” is defined in Section 1.4.

“Financial Information” is defined in Section 3.4.

“FINRA” is defined in Section 3.1(c).

“Form BD” is defined in Section 3.9(c).

“Fraud” means with respect to a Person, an actual and intentional fraud requiring a misrepresentation of a material fact, or a concealment of a material fact, by such Person; provided, that such actual and intentional fraud shall only be deemed to exist if such Person (i) had actual knowledge (as opposed to imputed or constructive knowledge) of a misrepresentation or concealment of such fact(s) by such Person made herein and (ii) actually intended to deceive the Person to which such misrepresentation or concealment of such fact was made.

“GAAP” means generally accepted accounting principles in the United States in effect as of the applicable date, consistently applied.

“General Enforceability Exceptions” is defined in Section 3.1.

“Goodwin” is defined in Section 9.13.

“Governing Documents” means with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws (or similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction), (ii) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership (or similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction), (iii) if a limited liability company, the articles of organization or certificate of formation and the limited liability company agreement or operating agreement (or similar organizational documents for any entity organized or existing in any

non-U.S. jurisdiction), (iv) if any other type of entity (including any non-U.S. entity), the formation or organizational documents and the governing documents, (v) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, or registration rights agreements, and (vi) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, including the SEC, and FINRA or any other self-regulatory organization or non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of Law or that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which the Company is otherwise subject), or any arbitrator, court or tribunal of competent jurisdiction, and any self-regulatory organization.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, and determined in accordance with the Agreed Accounting Principles, any and all liabilities, debts, obligations of the Company and the Purchased Subsidiaries (i) for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), whether secured or unsecured, and obligations evidenced by bonds, debentures, notes or similar debt instruments, (ii) all obligations of the type referred to in clause (i) above of other Persons for the payment of which the Company or the Purchased Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, (iii) liabilities for the deferred purchase price of any property, (iv) liabilities in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under the Agreed Accounting Principles as capital leases and (v) liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction issued to the extent of the obligation secured; provided, however, that in no event shall Indebtedness include, or be deemed to include, (a) any obligations, indebtedness or liabilities of the Company or any of the Purchased Subsidiaries resulting from any action taken on the Closing Date by or on behalf of Purchaser or any of its Affiliates, including any equity or debt financing sourced by Purchaser or any of its Affiliates, (b) any obligations, indebtedness or liabilities that are the obligation of Purchaser or any of its Affiliates pursuant to the terms of this Agreement, or (c) any liabilities of the Company or any of the Purchased Subsidiaries that are included in the Final Statement as a Current Liability and used in determining the Closing Working Capital Amount.

“Indemnification Agreement” is defined in Section 5.10.

“Indemnification Claim” is defined in Section 7.5.

“Indemnified Party” is defined in Section 7.5.

“Indemnified Taxes” means (i) any Taxes of the Company or the Purchased Subsidiaries (or for which the Company or the Purchased Subsidiaries are liable) (x) incurred in Pre-Closing Tax Periods, except to the extent such Taxes are taken into account in the calculation of the Closing Working Capital Amount as finally determined or (y) as a result of any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) executed or created prior to the Closing and (ii) any liability for Taxes of Equity Fund Advisors, Inc., VEREIT TRS Corp. or DRE Holdings LLC arising from the application of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

“Indemnifying Party” is defined in Section 7.5.

“Insured Party” is defined in Section 5.10.

“Intellectual Property” means all (i) inventions or discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications, and patents issuing thereon; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names, corporate names, logos, symbols and other indicia of origin, together with the goodwill associated with any of the foregoing and symbolized thereby, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, published and unpublished works of authorship, whether copyrightable or not, mask work rights, and all renewals, extensions, restorations and revisions thereof (including, for the avoidance of doubt, Software); (iv) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (v) all other intellectual property or proprietary rights.

“Intercompany Agreement” means any Contract between or among (i) (A) Seller or any of its Affiliates (other than the Company or any of the Purchased Subsidiaries) or (B) any current or former officer, director or management employee of, or equityholder of, any such Person described in the immediately preceding clause (A) (or, to the Knowledge of Seller, any family member of any of the foregoing) on the one hand, and (ii) the Company or any of the Purchased Subsidiaries, on the other hand, in each case, other than any ordinary course employment agreements, offer letters or director agreements. Intercompany Agreements shall not include any Shared Contract, Shared IT Contract, Transaction Document or, for the avoidance of doubt, any Contract solely between or among the Company or any of the Purchased Subsidiaries, on the one hand, and the Company or any other Purchased Subsidiary, as applicable, on the other hand.

“Investment Company Act” means the Investment Company Act of 1940, as the same may be amended from time to time, and any successor to such Act.

“IRS” means the Internal Revenue Service.

“IT Assets” means the Company’s and its Subsidiaries’ computers, Software, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, in each case to the extent used in the Company Business.

“Knowledge of Purchaser” means the actual knowledge, after reasonable inquiry, of any of the persons listed in Section I(a) of the Disclosure Schedule.

“Knowledge of Seller” means the actual knowledge, after reasonable inquiry, of any of the persons listed in Section I(b) of the Disclosure Schedule.

“Law” means any and all statutes, laws, ordinances, rules, regulations, Orders, Permits, case law and other rules of law enacted, promulgated or issued by any Governmental Authority.

“Lease” is defined in Section 3.12(a).

“Legal Proceeding” means any action, claim (including any cross-claim or counter-claim), suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lender” is defined in Section 4.2.

“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whether or not required to be disclosed.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

“Loan” is defined in Section 4.2.

“Loan Agreement” is defined in Section 4.2.

“Loss” is defined in Section 7.2.

“Made Available” is defined in Section 3.4.

“Material Contract” means any Contract to which the Company or any of the Purchased Subsidiaries is a party, and which has not terminated, in each case, as of the date of this Agreement, of the type listed below (and which, in the case of any entity that is a Purchased Subsidiary solely by reason of clause (ii) of the proviso of the definition of such term, is Related to the Company Business):

(a) any Contract for the provision of investment advisory or investment management services;

(b) any distribution or dealer-manager Contract;

(c) any material Contract with any registered broker-dealer;

(d) any joint venture, partnership, limited liability company other similar Contract to which the Company or any of the Purchased Subsidiaries is a party;

(e) any Contract that requires the Company or any of the Purchased Subsidiaries, or any successor to, or acquiror of, the Company or any of the Purchased Subsidiaries, to make any payment to another Person as a result of a change of control of the Company or any of the Purchased Subsidiaries (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(f) any Contract relating to the acquisition, disposition or lease by the Company or any of the Purchased Subsidiaries of any Person, business or material assets;

(g) each agreement of the Company or any of the Purchased Subsidiaries with respect to material Intellectual Property, including agreements involving Software (other than license agreements for computer Software that is generally available to the public in the retail marketplace, for which the licenses are not exclusive);

(h) any Lease;

(i) any Contract relating to any third party Indebtedness of the Company or any of the Purchased Subsidiaries;

(j) any Contract that (i) provides for earn-outs or other similar contingent obligations; (ii) provides for a “clawback” or similar undertaking; (iii) contains covenants limiting the freedom of the Company or any Representative (or, after the Closing, Purchaser or its Affiliates) thereof to (A) compete in any line of business, in any geographic region or with any Person or (B) solicit, hire or provide any services to any employee or prospective client or other Person; (iv) requires the Company to deal exclusively with any Person or that requires any Person to deal exclusively with the Company; (v) provides for a grant by the Company of a “most favored nation” status in any material respect to a third party or (vi) that could require the disposition of any material asset or line of business of the Company or the Purchased Subsidiaries (or, after the Closing, Purchaser or its Affiliates);

(k) any Contract for the employment or engagement on a full-time or part-time basis (A) of a person who will serve as a director or executive officer of the Company or any Purchased Subsidiary; (B) of a Signing Date Company Business Employee providing target annual cash compensation in excess of $500,000; or (C) providing for the payment of any cash compensation or benefits to a Signing Date Company Business Employee upon or in connection the consummation of the transactions contemplated by this Agreement or the other Transaction Documents (including any such payments subject to further conditions), in each case, that is not terminable at will by the Company without liability for any penalty or severance payment (other than any liability or obligation imposed by a statute);

(l) each Contract with current or former officers, directors or employees of the Company or any of the Purchased Subsidiaries, in each case that provides for any unsatisfied compensation obligation;

(m) each Contract between the Company and any Governmental Authority;

(n) each Contract providing for indemnification by the Company or any of the Purchased Subsidiaries of any Person, except for non-material Contracts entered into in the ordinary course of business; and

(o) any Contract not covered by (a)-(n) above to which the Company or a Purchased Subsidiary is a party (i) involving annual expenditures in excess of $250,000 or (ii) not cancellable by the Company or such Purchased Subsidiary upon 60 days’ notice or less without penalty or other payment.

“NASD” means the National Association of Securities Dealers, Inc.

“Neutral Arbitrator” is defined in Section 1.4.

“NLR” is defined in the recitals to this Agreement.

“NLR SEC Filings” is defined in Section 3.9(p).

“Non-Disclosure and Confidentiality Agreement” is defined in Section 5.5.

“Objection Notice” is defined in Section 1.4.

“Order” means a judgment, order, writ, injunction, decree, award or ruling that a Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered.

“Other Policies” is defined in Section 5.10(b).

“Parties” is defined in the preamble.

“Permits” means all licenses, registrations, franchises, permits, orders, approvals, qualifications, exemptions, consents and authorizations of a Governmental Authority.

“Permitted Liens” means (i) liens for Taxes not yet delinquent or being contested in good faith by appropriate procedures; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting the real property leases; and (iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

“Permitted Purpose” is defined in Section 5.7.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity, including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act.

“Plan Entities” is defined in Section 3.11(c).

“Post-Closing Tax Period” means any tax period (or portion thereof) beginning on or after the day after the Closing Date.

“Pre-Closing Restructuring” is defined in Section 5.13.

“Pre-Closing Statement” is defined in Section 1.3(a).

“Pre-Closing Tax Contest” is defined in Section 5.9.

“Pre-Closing Tax Period” means any tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Returns” is defined in Section 5.9.

“Preliminary Closing Statement” is defined in Section 1.4.

“Privileged Communications” is defined in Section 9.13.

“Pro Forma Base Balance Sheet” is defined in Section 3.4.

“Property-Owning VEREIT Subsidiary” means each Subsidiary of VEREIT formed solely for the purpose of, and which currently engages and is intended to engage solely in the business of, holding interests in real property.

“Purchase Price” is defined in Section 1.2.

“Purchased Subsidiary” means each Subsidiary of the Company other than Equity Fund Advisors, Inc., DRE Holdings, LLC, Cole Collateralized Senior Notes, LLC, Cole Collateralized Senior Notes II, LLC, Cole Collateralized Senior Notes III, LLC, Cole Collateralized Senior Notes IV, LLC, Cole DST Advisors, LLC and VEREIT TRS Corp and any Subsidiary of each of the foregoing entities; provided that except as otherwise expressly provided in this Agreement, for purposes of interpreting Article III (other than Section 3.10), Section 5.1, Section 5.3 and the definitions of “Company Material Adverse Effect” or “Material Contracts,” (i) each of the foregoing entities shall be deemed to have the assets and liabilities that will be held or assumed by such entity as a result of the Pre-Closing Restructuring and (ii) the term “Purchased Subsidiary” shall also include any other Subsidiary of the Company, but only to the extent such Subsidiary has engaged in the Company Business, is engaging in the Company Business or is contemplated to continue to engage in the Company Business pursuant to the Services Agreement, in each case as relevant to the representation, covenant or definition in question.

“Purchaser” is defined in the preamble.

“Purchaser Expenses” is defined in Section 8.3.

“Purchaser Fundamental Representations” is defined in Section 6.3(a).

“Purchaser Indemnified Parties” is defined in Section 7.2.

“Purchaser Released Claims” is defined in Section 5.17(b).

“Purchaser Releasee” is defined in Section 5.17(b).

“Regulatory Agreement” is defined in Section 3.9(j).

“Related to the Company Business” means required, necessary or used in the Company Business as operated and conducted as of the date of this Agreement, other than any assets or rights of the Company NLRs.

“Representative” means, with respect to any Person, any manager, member, general or limited partner, equityholder, officer, director, employee, agent, Affiliate, advisor, consultant, accountant, external auditor, or attorney of such Person.

“Resolution Period” is defined in Section 1.4.

“Responsible Entities” is defined in the definition of “Company Transaction Expenses” in this Schedule I.

“Restricted Activity” is defined in Section 5.18(a).

“Review Period” is defined in Section 1.4.

“SEC” means the Securities and Exchange Commission and any successor thereto.

“Securities Act” is defined in Section 4.5.

“Seller” is defined in the preamble and shall include, for purposes of Article III, any predecessor of Seller.

“Seller-Developed Software” is defined in Section 5.15(a).

“Seller Expenses” is defined in Section 8.3.

“Seller Fundamental Representations” is defined in Section 6.2(a).

“Seller Indemnified Parties” is defined in Section 7.3.

“Seller Released Claims” is defined in Section 5.17(a).

“Seller Releasee” is defined in Section 5.17(a).

“Services Agreement” is defined in Section 2.2(a)(iii).

“Shared Contract” means each Contract of Seller or its Affiliates (other than any Intercompany Agreement or Shared IT Contract) (i) that is Related to the Company Business but to which none of the Company or any of the Purchased Subsidiaries is a party or (ii) that is Related to the Company Business to which each of (A) Seller or its Affiliates (other than the Company or a Purchased Subsidiary), (B) the Company or one of the Purchased Subsidiaries and (C) any Person not set forth in clauses (A) or (B) is a party, in each case, (1) involving annual expenditures in excess of $250,000 or (2) not cancelable by Seller or its Affiliates (in the case of a Shared Contract described in clause (i) of this definition) or the Company or such Purchased Subsidiary (in the case of a Contract described in clause (ii) of this definition) upon 60-days’ notice or less without penalty or other payment.

“Shared IT Contract” means each Contract of Seller or its Affiliates (other than any Intercompany Agreement) (i) under which Software Related to the Company Business is licensed to Seller or any of its Affiliates, but to which none of the Company or any of the Purchased Subsidiaries is a party or (ii) under which Software Related to the Company Business is licensed to Seller or any of its Affiliates to which each of (A) Seller or its Affiliates (other than the Company or a Purchased Subsidiary), (B) the Company or one of the Purchased Subsidiaries and (C) any Person not set forth in clauses (A) or (B) is a party.

“Shares” is defined in the recitals to this Agreement.

“Signing Date Company Business Employees” is defined in Section 3.11(a).

“SIPC” is defined in Section 3.9(e).

“Software” means all source code and object code (whether embodied in software, middleware, firmware, software-as-a-service, or otherwise), APIs, user interfaces, architecture documentation, databases, data compilations and collections of data.

“Straddle Period” is defined in Section 5.9(i).

“Straddle Returns” is defined in Section 5.9(b)(ii).

“Subsidiary” of a Person means a Person in which the first Person, directly or indirectly, owns a controlling equity interest.

“Tail Policy” is defined in Section 5.10(b).

“Tax” means any tax (including any income tax, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, capital gains tax, value-added tax, sales tax, property tax, withholding tax, social security (or similar) or unemployment, and any related charge or amount (including any fine, penalty, interest, or addition to tax)), imposed, assessed, or collected by or under the authority of any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes that is filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any U.S. or non-U.S. federal, national, state, provincial, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Termination Date” is defined in Section 8.1(a).

“Transaction Documents” means this Agreement and the Services Agreement.

“Transferred Employee” is defined in Section 5.8(a).

“VEREIT” is defined in the preamble to ARTICLE III.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time, including the rules and regulations promulgated thereunder, and any similar state or local Law.

Schedule 1.3

Agreed Accounting Principles

For purposes of the Agreement, “Agreed Accounting Principles” means GAAP; provided, that Current Liabilities shall be calculated to include compensation-related accruals with respect to the Transferred Employees as if such employees were employed by the Company or a Purchased Subsidiary.

Exhibit A

Services Agreement

SERVICES AGREEMENT

THIS SERVICES AGREEMENT, dated as of [•], 2017 (this “Agreement”), is made and entered into by and between VEREIT Operating Partnership, L.P., a Delaware limited partnership (“Provider”), and Cole Capital Advisors, Inc., an Arizona corporation (“Recipient”). In this Agreement, Provider and Recipient are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, pursuant to advisory agreements entered into by and between certain Subsidiaries of Recipient (the “Advisors”) and the Named NLRs, including those agreements currently in effect as listed on Schedule A hereto (the “Advisory Agreements”; provided, that Provider’s rights and obligations hereunder will not be amended or altered by any amendment to any Advisory Agreement entered into after the date of this Agreement without Provider’s prior written consent), such Advisors and their Affiliates provide certain advisory and management services to the Named NLRs;

WHEREAS, Provider and CCA Acquisition, LLC, a Delaware limited liability company (“Purchaser”), have entered into that certain Purchase and Sale Agreement, dated as of November 13, 2017 (as the same may be amended from time to time, the “Purchase and Sale Agreement”), pursuant to which Purchaser agreed to acquire all of the issued and outstanding shares of common stock, par value $0.01 per share, of Cole Capital Advisors, Inc., the predecessor of Recipient; and

WHEREAS, pursuant to the Purchase and Sale Agreement, Provider agreed, and agreed to cause its relevant Affiliate, as applicable, and Purchaser agreed, and agreed to cause the Recipient or its other relevant Affiliate, as applicable, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement and the consummation of the transactions contemplated by the Purchase and Sale Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

1. Definitions; Interpretation. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase and Sale Agreement. When a reference is made in this Agreement to “Sections,” “Exhibits” or “Schedules,” such reference shall be to a section of, or an exhibit or schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Exhibits and Schedules hereto. The word “or” shall not be exclusive and shall mean “and/or”. The word “will” shall have the same meaning as the word “shall” and vice versa. The term “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice.” The terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and references herein to any gender includes each other gender. References to “written” or “in writing” include in electronic form. All references to “$” or dollars shall be deemed references to United States dollars. All references to Applicable Laws are deemed to refer to such Laws as amended, modified, supplemented or replaced from time to time or as superseded by comparable successor provisions, and, in the case of any statute, include any rules and regulations promulgated under such statute, but, in each case, as in effect at the time of the relevant event. Unless expressly stated herein to the contrary, references to any agreement, instrument or other document mean such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof. Any reference to “days” means calendar days unless Business Days are expressly specified.

2. Description of Services.

Initial Services. Subject to the terms and provisions of this Agreement, Provider will, or will cause one or more of its Affiliates to, provide to Recipient or one or more of its Affiliates from the Closing Date until the Initial Period End Date (the “Initial Period”), any and all services that Provider or its Affiliates performed or caused to be performed prior to the Closing, so as to ensure that Recipient, its Subsidiaries and the Named NLRs continue to operate during the Initial Period substantially in the same manner as Recipient, its Subsidiaries and the Named NLRs operated prior to the Closing (the “Historical Services”), including (i) those services for the benefit of the Named NLRs under the Advisory Agreements, including those related to the administration of such Advisory Agreements, in each case which are not Fee-Based Reimbursable Services, (ii) those services for the benefit of the Named NLRs under the Advisory Agreements which are Fee-Based Reimbursable Services and (iii) any services for the benefit of, or related to the administration of, the Advisor entities and the broker-dealer business of Recipient (collectively, the “Initial Services”); provided, that the Initial Services shall not include any such services to the extent that they are to be performed by any Transferred Employees (or the replacements thereof) and, with respect to strategic oversight, by employees of Recipient or its Affiliates, during the Initial Period; provided, further that, for the avoidance of doubt, the Initial Services shall include the provision of property and liability insurance or any services related thereto with respect to the Named NLRs and their Subsidiaries. Schedule 2(a) sets forth an illustrative example listing each department which performed such Initial Services during the Lookback Period and specifying whether it is anticipated that the services performed by such department will be the sole responsibility of either Provider and its Affiliates or Recipient and its Affiliates, or shared between Provider, Recipient and their respective Affiliates, during the Initial Period; provided, that such Schedule 2(a) is for illustration only and shall not be binding and in the event of a dispute or discrepancy between such Schedule 2(a) and the terms of this Section 2(a), the terms of this Section 2(a) shall control. For purposes of this Agreement, the “Initial Period End Date,” with respect to any Initial Service, shall be the date that is the later of (i) 90 days after either Party provides written notice to the other Party that it shall terminate such Initial Service (provided, that Provider may not provide such written notice prior to January 1, 2019) and (ii) the date of the last filing (other than Tax returns) with the SEC, FINRA or other Governmental Authority in respect of the 2018 fiscal year for a Named NLR.

Additional Services. Subject to the terms and provisions of this Agreement, Provider will, or will cause one or more of its Affiliates to, provide to Recipient or one or more of its Affiliates, for the term of this Agreement, (i) any services as may be reasonably (including as to any deadlines) requested from time to time by Recipient to transition the Initial Services to Recipient and its Affiliates and/or assist Recipient and its Affiliates in building systems, processes, tools and infrastructure necessary to allow Recipient and its Affiliates to directly provide services similar to the Initial Services, whether or not on behalf of a Named NLR (the “Consulting Services”), on thirty (30) days’ written notice to Provider and (ii) macro-economic and financial research and insights regarding the general real estate environment in the U.S. and specific market information for the net lease space (the “Research Services,” and together with the Initial Services and the Consulting Services, the “Services”)) (which research and insights, for the avoidance of doubt, shall not entitle Provider to any Reimbursement Fees pursuant to Section 7).

NLR Boards. Except with respect to CCPT IV, Provider shall cause the current member of the respective boards of directors of each of the Named NLRs who was appointed thereto by Provider, so long as the same remains employed by Provider and its Affiliates (or, if such person ceases to be employed by Provider and its Affiliates, such other Provider designee as may be approved by Recipient, such approval not to be unreasonably withheld), to (i) seek re-nomination for or, in the case of a replacement board member between annual shareholder meetings, appointment to and (ii) stand for re-election or accept such appointment, as the case may be, to each such board of directors (so long as such member has been re-nominated by the applicable board(s) of directors) until the 2019 annual shareholder meeting for each applicable Named NLR, unless such individual is requested by the then members of the applicable board(s) of directors to resign.

3. Term of Services. Subject to the terms and provisions of Section 2 of this Agreement, and unless terminated earlier in accordance with Section 11(a), the obligations of Provider: (i) to provide any Initial Service or cause such Initial Service to be provided hereunder shall terminate on the earlier of (x) the Initial Period End Date with respect to such Initial Service and (y) the date on which Recipient terminates such Service pursuant to Section 11(b) of this Agreement; (ii) to provide any Consulting Service or cause such Consulting Service to be provided hereunder shall terminate on the earlier of (x) the date agreed upon by the Parties in advance of providing such Service or, if no such termination date is so specified, December 31, 2023 and (y) the date on which Recipient terminates such Service pursuant to Section 11(b) of this Agreement; and (iii) to provide any Research Service or cause such Research Service to be provided hereunder shall terminate on the earlier of (x) December 31, 2023 or, if on December 31, 2023 there is any positive Carryover Amount, on December 31, 2024 and (y) the Net Revenue Fee End Date (the date on which any Service is actually terminated is referred to as the “Termination Date” with respect to such Service).

4. Standard.

(a) Except as otherwise specified in the Schedules, Provider will, or will cause one or more of its Affiliates to, provide the Services (i) with a level of quality substantially equivalent to the level of quality such Services were provided by or for the benefit of Recipient and its Subsidiaries in the ordinary course of business during the Lookback Period, (ii) subject to Section 6(a), with personnel devoting substantially the same amount of time to the Initial Services as they did when performing such services during the Lookback Period and (iii) in accordance with Applicable Law (including that no Service shall include, in whole or in part, the provision of “investment advice” (as defined in Dept. of Labor Reg. Sections 29 C.F.R. 2510.3-21(a)) that is not in compliance with Dept. of Labor Reg. Sections 29 C.F.R. 2510.3-21(c)(1) (each such regulation, as promulgated on April 8, 2016 (81 Fed. Reg. 20,997)) (the “Service Standard”).

(b) Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party will take any action in violation of any such Applicable Law that would reasonably be likely to result in liability being imposed on the other Party.

5. Management and Control. On the date of this Agreement, each Party shall appoint a services program manager (each, a “Program Manager”) to perform the functions set forth herein. The Program Managers will meet bi-weekly, or more or less frequently as the Parties shall mutually determine, to monitor and coordinate the provision of Initial Services with the goal of ensuring based upon good faith efforts that as between the Services being provided by Recipient or its Affiliates, on the one hand (whether or not through the service of the Transferred Employees), and Provider and its Affiliates, on the other hand, there is no duplication of Historical Services or a gap in the provision of Historical Services. In addition, the Program Managers will be responsible for identifying, developing, supervising, and adjusting such processes, guidelines, specifications, standards and additional terms and conditions as the Parties agree are necessary to support and satisfy the day-to-day requirements set forth in this Agreement and to carry out each Party’s obligations hereunder (including ensuring that Reimbursement Fees are calculated hereunder consistent with Service Costs), provided that any agreement, understanding or arrangement that operates or could be deemed to operate to terminate, limit, amend, waive or otherwise modify any of the Parties’ rights or obligations under this Agreement shall have no force or effect unless memorialized in writing and signed by each Party. Each Party may change a Program Manager from time to time upon written notice to the other Party. As of the date of this Agreement, (i) Recipient’s Program Manager is [•] and (ii) Provider’s Program Manager is [•].

6. Personnel and Systems Providing the Services.

(c) The Initial Services shall be performed by substantially the original personnel who performed such Services during the one (1) year period prior to the date of the Purchase and Sale Agreement (the “Lookback Period”), or by such other personnel as have been reasonably selected by Provider to replace any original personnel, as long as the qualifications of the personnel performing the Initial Services as a whole are substantially consistent with those of the original personnel.

(d) Subject to Section 6(a), Provider and its Affiliates shall select and manage their personnel who provide the Services to be performed by each of them pursuant to this Agreement and shall supervise such personnel in connection with the performance of such Services. Such personnel shall be qualified, in the reasonable opinion of Provider, for the tasks to which they are assigned.

(e) Provider shall, and shall cause its Affiliates to, follow the time and cost allocation methodologies as set forth in Schedule 6(c) with respect to the Services provided hereunder or as may otherwise be agreed to in writing between Provider and Recipient from time to time (such time and cost allocation methodologies, as modified from time to time, the “Allocation Methodology”).

(f) As reasonably necessary for the purpose of continuing to allocate time, services and cost (including overhead) in a manner consistent with the Allocation Methodology, Provider shall (i) (A) permit employees of Recipient or its Affiliates who are performing any Initial Service to use Provider’s time allocation system and (B) once Recipient or its Affiliates have their own time allocation system that is substantially similar in capability to Provider’s time allocation system, then, to the extent not unreasonably interfering with Provider’s operations, integrate time and cost entry data for such employees into Provider’s time and cost allocation process and (ii) continue to facilitate the billing and reimbursement process with respect to employees of not only Provider and its Affiliates, but also, to the extent not unreasonably interfering with Provider’s operations, of Recipient and its Affiliates. Without limiting the foregoing, so long as Provider or any of its Affiliates are performing any Services hereunder as to which Reimbursement Fees are payable under this Agreement, Provider shall maintain, or cause to be maintained, time and cost allocation process data at a similar level of detail as maintained during the Lookback Period, and shall provide Recipient and its Affiliates with a means to access such data in real time (as well as any calculations and support related thereto) in order to allow both Parties to perform billing and reimbursement activities consistent with those performed during the Lookback Period and with the Allocation Methodology.

(g) Subject to Section 4(a), Section 6(c) and Schedule 6(c), Provider may use contractors, subcontractors, vendors or other third parties under contract with Provider (collectively, “Subcontractors”) to provide some or all of the Services in its reasonable discretion and will consult with Recipient and obtain Recipient’s written consent prior to using new Subcontractors or implementing new systems, processes, tools and infrastructure to perform, or cause to be performed, the Services hereunder if using any such new Subcontractor or implementing any such new system, process, tool or infrastructure would increase the cost of any Service by more than any de minimis amount or would change, as to any Service, which category of Reimbursement Fee that Provider is entitled to receive with respect to such Service pursuant to Section 7. In the event that Provider uses any Subcontractors to perform any Services, Provider shall remain responsible for the Services, including obligations to meet the Service Standard, provided by each Subcontractor to the same extent as if Provider had performed the Services itself.

(h) During the Initial Period, Provider shall undertake to separate and re-allocate its personnel performing the Initial Services in the “Property Accounting” and “Property Management” departments, and any other department to the extent reasonably practicable, into (i) personnel who are primarily engaging in providing the Initial Services to Recipient and (ii) personnel who are primarily engaging in providing services to Provider.

7. Reimbursement Fees.

(i) Reimbursement Fees.

(i) In consideration for the Services that are provided to Recipient or its Affiliates pursuant to this Agreement which are allocated to the “PCM-Operating” or “Consulting Services” activities within the “Sponsor Services” category (the “Above-Cost Services”) pursuant to the Allocation Methodology, Recipient shall pay to Provider amounts, based on invoices prepared by Provider using Service Costs multiplied by 1.05 (the “Above-Cost Services Reimbursement Fee”), such invoices to be sent monthly in accordance with Section 7(b); provided, however, that Provider shall not bill or invoice Recipient for, and Recipient shall not be obligated to pay Provider for, any Above-Cost Services that were not approved in writing by Recipient (based on reasonable estimates provided by Provider) in advance of such services being provided.

(ii) In consideration for the Fee-Based Reimbursable Services that are provided to Recipient or its Affiliates pursuant to this Agreement, Recipient shall pay to Provider amounts, based on invoices prepared by Provider using Service Costs multiplied by 1.05 (the “Fee-Based NLR Reimbursement Fee”), such invoices to be sent monthly in accordance with Section 7(b). The Recipient shall not be obligated to pay to Provider in respect of such Services, for all Named NLRs (except for INAV), in the aggregate, and on a year-to-date basis determined at each month-end, amounts in excess of 35% (the “Cap Percentage”) of the Applicable Fees earned by the applicable Advisors for such period with respect to such Named NLRs; provided, that with respect to any invoice for Fee-Based NLR Reimbursement Fees provided by Provider to Recipient pursuant to Section 7(b) for Fee-Based Reimbursable Services performed during such period, Provider shall not bill or invoice Recipient for, and Recipient shall not be obligated to pay Provider, any amounts in excess of (A) the Applicable Fees earned by Recipient in respect of such Fee-Based Reimbursable Services earned in such period multiplied by the Cap Percentage, minus (B) any Fee-Based NLR Reimbursement Fee already paid to Provider in respect of such Fee-Based Reimbursable Services during such period. Notwithstanding anything in this Agreement to the contrary, in no event shall any Fee-Based NLR Reimbursement Fee be based on any “Advisory Fees” (as defined in the applicable Advisory Agreement) or “Performance Fees” (as defined in the applicable Advisory Agreement) paid by the applicable Named NLR to the applicable Advisor.

(iii) In consideration for the Services (other than Research Services) that are provided to Recipient or its Affiliates pursuant to this Agreement and which are not Fee-Based Reimbursable Services or Above-Cost Services (the “Cost Services”), Recipient shall pay to Provider amounts, based on invoices prepared by Provider, using Service Costs (the “Cost Services Reimbursement Fee,” and together with the Fee-Based NLR Reimbursement Fee and Above-Cost Services Reimbursement Fee, the “Reimbursement Fees”), such invoices to be sent monthly in accordance with Section 7(b).

(iv) Notwithstanding anything in this Agreement to the contrary, in no event shall Provider bill or invoice Recipient for, nor shall

Recipient be obligated to pay to Provider, any Reimbursement Fees for (w) salaries and benefits paid to persons who are serving as executive officers of any of the Named NLRs, (x) any services which are allocated to categories other than to the Named NLRs or “Sponsor Services” categories (e.g., “VEREIT” or “1031”) pursuant to the Allocation Methodology, (y) any “Sponsor Services,” other than “PCM-Operating” or “Consulting Service” activities to the extent they are approved by Recipient in accordance with Section 7(a)(i) or (z) any severance payment, change of control payment, or acceleration of the time of payment or vesting of equity based compensation to any employee of Provider or any of its Affiliates in connection with the transactions contemplated by the Purchase and Sale Agreement or otherwise, whether payable before, on or after the date of this Agreement.

(v) For purposes of this Agreement, the term:

(1) “Fee-Based Reimbursable Services” shall mean any Service, the cost of which (A) is not reimbursable by a Named NLR because the applicable Advisor is entitled to an “Acquisition Fee” (as defined in the applicable Advisory Agreement), a “Disposition Fee” (as defined in the applicable Advisory Agreement) or a “Financing Coordination Fee” (as defined in the applicable Advisory Agreement) or (B) with respect to CCPT V, is not reimbursable because the applicable Advisor is entitled to a fixed reimbursement amount for “Insourced Acquisition Expenses” (as defined in the applicable Advisory Agreement) in each case in lieu of any expense reimbursement pursuant to the applicable Advisory Agreement (such fees and fixed reimbursement amounts, the “Applicable Fees”); provided, that the Parties may mutually agree to add Applicable Fees with respect to newly-entered into Advisory Agreements with respect to Named NLRs.

(2) “Service Costs” shall mean actual costs calculated in accordance with the Allocation Methodology.

Invoicing; Interest. Provider shall invoice Recipient for the Reimbursement Fee in arrears on a monthly basis in accordance with Schedule 6(c) and including detail as to the amount payable in respect of each Named NLR. Provider shall include with each invoice a level of detail consistent with the invoices provided by Provider or its applicable Affiliate to the Named NLRs during the Lookback Period. Recipient shall pay each invoice within thirty (30) calendar days after receipt.

Records; Audit. From the date of this Agreement until one (1) year following the applicable Termination Date, Provider shall keep electronic copies of the information reasonably necessary to verify the accuracy of the Reimbursement Fees required to be paid by Recipient pursuant to this Agreement; provided that with respect to any Initial Service, Provider shall keep such copies as necessary for the applicable Advisor to comply with any recordkeeping obligations under any Advisory Agreement. Recipient may from time to time, upon reasonable advance notice, review or audit any document, information or matter relating to Reimbursement Fees required to be paid by Recipient pursuant to this Agreement through its own staff or through contractors, agents, auditors or advisers and will ensure that such persons are bound by a confidentiality provision substantially similar to those contained in this Agreement. Provider will grant Recipient and its employees, contractors, agents, auditors and advisers reasonable access during normal business hours to the facilities, books and records, personnel and accountants of Provider solely for such purposes.

8. Net Revenue Fees.

(j) Net Revenue Fee. As additional consideration for Provider’s agreement to provide Services to Recipient pursuant to this Agreement, at the times and subject to the terms, conditions and further adjustments set forth in this Section 8, Recipient shall pay to Provider with respect to each Calculation Period and with respect to the Catch Up Period, an amount (such amount for each such period, the “Net Revenue Fee” for such period) determined as follows.

(i) with respect to each Calculation Period, an amount equal to (1) the lesser of (A) the Gross Fee Share Amount for such Calculation Period and (B) the REIT Cap Amount for such Calculation Period, plus (2) the amount (if any) provided for under Section 8(b) for such Calculation Period; and

(ii) with respect to the Catch Up Period, an amount equal to the lesser of (A) the balance of any Carryover Amounts from the final three prior Calculation Periods and (B) the REIT Cap Amount for the Catch Up Period.

(k) Carryover for payments limited by REIT Cap Amount. If the REIT Cap Amount for a Calculation Period (referred to in this Section 8(b) as the current Calculation Period) exceeds the Gross Fee Share Amount for such current Calculation Period, the Net Revenue Fee for such current Calculation Period shall be increased to the extent of the sum of any Carryover Amounts from any of the three prior Calculation Periods, but only to the extent such increases do not cause the Net Revenue Fee for the current Calculation Period (after taking into account such increases) to exceed the REIT Cap Amount for such current Calculation Period. Any increase in the Net Revenue Fee for the current Calculation Period under this Section 8(b) shall be deemed to come first from (and reduce) the available Carryover Amount from the third prior Calculation Period, then from (and reduce) the available Carryover Amount from the second prior Calculation Period, and then from (and reduce) the available Carryover Amount from the immediately prior Calculation Period (i.e., Carryover Amounts shall be used on a “first in, first out basis”).

(l) Aggregate Cap. In no event shall Recipient be obligated to pay to Provider aggregate Net Revenue Fees in excess of eighty-million dollars ($80,000,000) (the “Aggregate Cap”) for all Calculation Periods and the Catch Up Period.

(m) Net Revenue Fee Calculation. Recipient will within ten (10) days of the end of each Quarterly Calculation Period, deliver to Provider a good faith estimate of the Net Cole Capital Revenue and Other Income attributable to the Named NLRs from the beginning of the applicable Calculation Period through the end of such Quarterly Calculation Period together with a calculation of the Gross Fee Share Amount for such Quarterly Calculation Period based on such good faith estimate as if the Calculation Period ended with the close of such quarter. Recipient will within forty-five (45) days of the end of each Quarterly Calculation Period, deliver to Provider its proposed calculation (the “Final Gross Fee Calculation”) of the Quarterly Net Revenue Fee.

(n) Disputes. From and after delivery of each Final Gross Fee Calculation with respect to the last quarter of the applicable Calculation Period, Recipient shall provide Provider and its authorized representatives with reasonable access during normal business hours to the books and records, personnel and advisors of Recipient and its Subsidiaries solely for purposes reasonably related to the determination of the final Gross Share Fee Amount for such Calculation Period. For forty-five (45) days following its receipt of such Final Gross Fee Calculation, Provider shall have the right to object to the calculation of the Gross Fee Share Amount set forth in such Final Gross Fee Calculation. Any such objection made by Provider shall be in writing and shall be accompanied by materials showing in reasonable detail Provider’s basis and support for its position, as well as the amount in dispute. Provider shall be deemed to have waived any rights to object to such Final Gross Fee Calculation (and accepted such Final Gross Fee Calculation in full) unless Provider furnishes its written objection (an “Objection Notice”), together with reasonably detailed supporting materials, to Recipient within such forty-five (45)-day period. Recipient and Provider shall meet to resolve any differences in their respective positions with respect to such Final Gross Fee Calculation. If Recipient and Provider are unable to agree on the Final Gross Fee Calculation within thirty (30) days of Recipient’s receipt of Provider’s Objection Notice, then the Chief Financial Officer of Recipient and Chief Financial Officer of Provider will communicate in good faith to resolve the issue. If these individuals cannot resolve all disputed matters set forth within the Objection Notice within ten (10) Business Days, then within thirty (30) days thereafter, Provider and Recipient shall submit for resolution such matters remaining in dispute to a nationally-recognized independent accounting or financial consulting firm mutually agreed by Provider and Recipient (the “Neutral Arbitrator”) shall resolve any remaining disagreements, except to the extent such disagreements rely on an interpretation of any Law or this Agreement. The Neutral Arbitrator shall act as an arbitrator to resolve (based solely on the written presentations of Recipient and Provider and not on independent review) only those matters submitted to it in accordance with the preceding sentence. Recipient and Provider shall direct the Neutral Arbitrator to render a resolution of all such disputed matters within thirty (30) days after its engagement or such other period agreed upon in writing by Recipient and Provider. In resolving the disputed matters, the Neutral Arbitrator shall be bound by, and resolve the disputed items in accordance with, the provisions of this Section 8(e) and may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value claimed for such item either by Recipient in the Final Gross Fee Calculation or by Provider in the Objection Notice. The resolution of the Neutral Arbitrator shall be set forth in a written statement delivered to Recipient and Provider and, absent Fraud, intentional misconduct or arithmetical error, shall be final, binding, conclusive and non-appealable for all purposes hereunder. All fees and expenses relating to the work performed by the Neutral Arbitrator shall be allocated equally between Recipient, on the one hand, and Provider, on the other hand, and all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Neutral Arbitrator shall be borne by the Party incurring such cost or expense. For the avoidance of doubt, if Provider fails to timely furnish an Objection Notice regarding a Final Gross Fee Calculation as provided above, then such Final Gross Fee Calculation as determined by Recipient shall be binding and final for purposes of this Agreement.

(o) Timing of Payment. On the tenth (10th) Business Day following (i) the final resolution (by the Neutral Arbitrator, or as a result of the failure by Provider to timely furnish an Objection Notice, as applicable) of the Final Gross Fee Calculation with respect to the last quarter of the applicable Calculation Period or (ii) the end of the Catch Up Period, and subject to Recipient’s receipt of the REIT Cap Amount for the applicable Calculation Period or the Catch Up Period from Provider, Recipient will pay the Net Revenue Fee (if any) for such Calculation Period or the Catch Up Period by wire transfer of immediately available funds to a bank account designated in writing by Provider (such designation to be made at least two Business Days prior to such payment).

(p) Operation of the Business. Subject to the terms of this Agreement and the Purchase and Sale Agreement, Recipient shall have sole discretion with regard to all matters relating to the operation of the business of Recipient and its Subsidiaries. Recipient acknowledges that it is its current intention to maintain the “Cole” brand and net lease investment products during the term of this Agreement, subject to the obligation of the Advisors to manage the operations of each Named NLRs in the best interests of such Named NLR and its investors. In the event of a sale or other disposition of all or substantially all of the Company Business (whether through a sale, license or other disposition of assets or of ownership interests in Recipient or any other entity, by merger or otherwise), Recipient shall take all actions reasonably necessary to cause the purchaser related thereto, or any of its Subsidiaries, to assume or otherwise be bound by the obligations of Recipient set forth in this Section 8.

(q) No Transfer. The Parties understand and agree that (i) Provider’s contingent right to receive payment of any Net Revenue Fee hereunder shall not be represented by any form of certificate or other instrument, is not transferable, and does not constitute an equity or ownership interest in Recipient or any of its Affiliates, (ii) Provider shall not have any rights as a securityholder of Recipient or any of its Affiliates as a result of its contingent right to receive payment of any Net Revenue Fee hereunder, and (iii) no interest is payable with respect to any payment of a Net Revenue Fee under this Agreement.

(r) Year End Accrual. For the avoidance of doubt, the Parties acknowledge and agree that (i) so long as this Agreement has not been previously terminated under Section 11(a)(ii), Provider’s entitlement to the Net Revenue Fee for a Calculation Period (or portion thereof), and any Carryover Amount with respect to such Calculation Period that may become payable in accordance with this Agreement, shall not require any performance of services by Provider following the close of such Calculation Period (or portion thereof), and (ii) the provisions relating to calculation and payment of such Net Revenue Fee following the close of such Calculation Period (or portion thereof) are purely for administrative convenience of the Parties.

(s) Delivery of REIT Cap Amount; Interpretation. Within forty-five (45) days of the end of a Calculation Period or the Catch Up Period, Provider shall deliver to Recipient its determination of the REIT Cap Amount for such Calculation Period or the Catch Up Period, and shall certify to Recipient that such REIT Cap Amount has been reviewed by VEREIT, Inc. and the certified public accountants that assist VEREIT, Inc. in the preparation of its U.S. federal income tax returns for such Calculation Period or the Catch Up Period (the “REIT Accountants”). Provider may not thereafter change the REIT Cap Amount for such Calculation Period or the Catch Up Period (including as a result of any adjustments to the amount or character of gross income of VEREIT, Inc. on audit or otherwise). The Parties acknowledge and agree that the definition of REIT Cap Amount, related definitions, and the provisions limiting payments to the applicable REIT Cap Amounts are intended limit the Net Revenue Fees as necessary (but no more than necessary) so that such fees do not cause VEREIT, Inc. to fail the income test requirements necessary for qualification as a real estate investment trust under the Code (a “REIT”), and such provisions shall be interpreted consistent with such intent. In the event of a change in applicable law with respect to VEREIT, Inc.’s qualification as a REIT, Recipient agrees to consider in good faith any modification to the provisions of this Section 8 proposed by Provider in order to preserve VEREIT, Inc.’s status as a REIT.

(t) Definitions. For purposes of this Section 8:

(i) “Calculation Period” means each of the calendar years ending on December 31, 2018, December 31, 2019, December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023, as applicable.

(ii) “Carryover Amount” means initially with respect to each Calculation Period an amount equal to the excess (if any) of the Gross Fee Share Amount for such Calculation Period over the REIT Cap Amount for such Calculation Period. To the extent that the Net Revenue Fee for a future Calculation Period is increased under Section 8(b) on account of the Carryover Amount for a Calculation Period, the Carryover Amount for such Calculation Period shall be reduced by the amount of such increase.

(iii) “Catch Up Period” means the calendar year ending December 31, 2024.

(iv) “Gross Fee Share Amount” means with respect to a Calculation Period forty percent (40%) of the excess of (x) the Net Cole Capital Revenue and Other Income attributable to the Named NLRs for such Calculation Period minus (y) seventy-five million dollars ($75,000,000).

(v) “Named NLRs” means, collectively, Cole Credit Property Trust IV, Inc., Cole Credit Property Trust V, Inc. (“CCPT V”), Cole Credit Property Trust VI, Inc., Cole Office & Industrial REIT (CCIT II), Inc., Cole Office & Industrial REIT (CCIT III), Inc., Cole Anchored Center Trust, Inc., Cole Real Estate Income Strategy (Daily NAV), Inc. (“INAV”), and any “follow on” net lease fund sponsored by or managed by, or whose interests are distributed by, Recipient or its Affiliates.

(vi) “Net Cole Capital Revenue and Other Income” means the following calculation, prepared in accordance with GAAP consistent with the Financial Information: (A) “Total Cole Capital Revenues” (which is the sum of (x) “Offering-related fees and reimbursements,” plus (y) “Transaction service fees and reimbursements,” plus (z) “Management fees and reimbursements”), minus (B) “Cole Capital Reallowed fees and commissions,” minus (C) “Expense reimbursements from managed REITs recorded as revenue,” plus (D) “Other Income.”

(vii) “REIT Cap Amount” for any Calculation Period or the Catch Up Period means the maximum amount of the Net Revenue Fee that could be included in Provider’s gross income for U.S. federal income tax purposes for such Calculation Period or the Catch Up Period without causing VEREIT, Inc. to fail to meet the requirements of Sections 856(c)(2) and (3) of the Internal Revenue Code of 1986, as amended (the “Code”), determined as if (i) such amount did not constitute Qualifying Income, (ii) Section 856(c)(2) of the Code were modified by replacing the reference to “95 percent” in the first line thereof with “95.5 percent,” and (iii) Section 856(c)(3) of the Code were modified by replacing the reference to “75 percent” in the first line thereof with “75.5 percent.” The REIT Cap Amount for each Calculation Period or the Catch Up Period shall be determined in the same manner used by VEREIT, Inc. for purposes of preparing its IRS Form 1120-REIT for such year, shall take into account any amount paid under Section 7 for such Calculation Period, and shall not take into account any amount payable under Section 12(b) (or that would be payable but for the provisions of Section 12(c)) for such Calculation Period or the Catch Up Period.

(viii) “Qualifying Income” means income described in Sections 856(c)(2)(A) through (I) or 856(c)(3)(A) through (I) of the Code.

(ix) “Quarterly Calculation Period” means each calendar quarter of each Calculation Period.

(u) Termination. Unless terminated earlier in accordance with Section 11(a), the obligations of each Party pursuant to this Section 8 shall terminate upon the payment by Recipient to Provider of aggregate Net Revenue Fees in an amount equal to the Aggregate Cap (such date of termination, the “Net Revenue Fee End Date”).

9. [Reserved].

10. Independent Contractor. Each of Provider and its Affiliates shall be an independent contractor with respect to the provision of Services hereunder and shall have no duties or obligations under this Agreement beyond those expressly provided for in this Agreement. None of Provider and its Affiliates, on the one hand, and Recipient and its Affiliates, on the other hand, are partners, joint venturers, fiduciaries or agents of each other, and nothing contained herein will create any agency, partnership, joint venture, fiduciary or similar relationship among them. Neither Party shall have any authority or ability, except as otherwise expressly provided in writing, to enter into agreements for, or otherwise to bind, the other Party or its Affiliates. None of the actions taken by Provider and its Affiliates in connection with this Agreement shall be deemed to give Recipient or its Affiliates any ownership or other rights in any assets, properties or rights of Provider or its Affiliates.

11. Termination.

(v) Except as provided in Section 11(d), this Agreement shall terminate with respect to each Service upon the applicable Termination Date, and in its entirety on the Termination Date with respect to the last of the Services, unless terminated earlier by:

(i) the mutual written agreement of the Parties;

(ii) either Party upon the Willful Material Breach, gross negligence or willful misconduct of the other Party (the “Defaulting Party”) in the performance of its obligations under this Agreement which, in the case of a Willful Material Breach, is not cured by the Defaulting Party within thirty (30) calendar days after written notice of such Willful Material Breach is given by such Party to the Defaulting Party (or such longer period as may be reasonably necessary to complete such cure; provided, however, that the Defaulting Party has commenced to cure such default within such 30-day period and is diligently pursuing the completion thereof); or

(iii) either Party by written notice given to the other Party if such other Party shall become insolvent, make an assignment for the benefit of creditors or shall file for or otherwise become subject to any receivership, reorganization, liquidation, bankruptcy or other similar proceeding.

(w) Recipient may terminate this Agreement with respect to all or any portion of any Service being provided to it hereunder other than Research Services (a “Terminated Service”) by giving written notice of such termination (a “Cut-Off Notice”) to Provider, in which case the applicable Service shall terminate on the calendar month end first occurring at least forty-five (45) days after Provider’s receipt of such Cut-Off Notice. From and after such Termination Date, neither Party shall have any obligation to provide or pay for the Terminated Service specified in the Cut-Off Notice, except for any payments for such Terminated Service owed at such time.

(x) Any termination of this Agreement shall be without prejudice to any rights and obligations of the Parties that have vested prior to the effective date of such termination, including the right to payments for Services previously provided.

(y) Notwithstanding the foregoing, the Parties’ respective obligations with respect to each of the following shall survive any Termination Date:

(i) any unpaid amounts for services provided prior to the effective date of termination under Section 7 (Reimbursement Fees);

(ii) Section 8 (Net Revenue Fees),

(iii) Section 12 (Indemnification),

(iv) Section 22 (Confidentiality),

(v) Section 24 (Taxes), and

(vi) Section 25 (Employees);

provided, that notwithstanding anything in this Agreement to the contrary, upon a termination of this Agreement by Recipient pursuant to Section 11(a)(ii) and subject to Section 8(l), Recipient’s obligations with respect to Section 8 (Net Revenue Fees) shall survive only to the extent of unpaid amounts for Calculation Periods (or portions thereof) up to the date of such termination (including Carryover Amounts for such Calculation Periods).

(z) For purposes of this Agreement, the term “Willful Material Breach” means an act or a failure to act by such Party with the actual knowledge that the taking of such act or failure to take such act would, or would be reasonably expected to, cause or result in a material breach of this Agreement and does actually cause or result in a material breach of this Agreement.

12. Indemnification.

(aa) Indemnification by Provider. Provider, on behalf of itself and its successors and assigns, jointly and severally agrees to indemnify, defend and hold harmless Recipient and each of its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing from, against, and in respect of any and all Losses suffered or incurred by any of them after the Closing to the extent arising out of or attributable to (i) to the extent related to any Services provided with respect to a Named NLR that constitute services under the applicable Advisory Agreement, any matter that constitutes bad faith, fraud, misfeasance, misconduct, negligence or reckless disregard of its duties by Provider in the provision of such Services, (ii) to the extent related to any other Services hereunder, any matter that constitutes gross negligence or willful misconduct by Provider or its Affiliates in the provision of such Services and (iii) any material breach of this Agreement by Provider or its Affiliates.

(bb) Indemnification by Recipient. Recipient, on behalf of itself and its successors and assigns, jointly and severally agrees to indemnify, defend and hold harmless Provider and each of its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing from, against, and in respect of any and all Losses suffered or incurred by any of them after the Closing to the extent arising out of or attributable to (i) to the extent related to any Services provided with respect to a Named NLR that constitute services under the applicable Advisory Agreement, any matter as to which Provider and its Affiliates would be entitled to indemnification from the Named NLRs pursuant to the applicable Advisory Agreement with respect to such Services if Provider were the Advisor, (ii) to the extent related to any other Services hereunder, any matter other than a matter that constitutes gross negligence or willful misconduct by Provider or any of its Affiliates in the provision of such Services or material breach by Provider or any of its Affiliates of this Agreement and (iii) any material breach of this Agreement by Recipient or its Affiliates; provided that absent Provider’s receipt of a ruling from the IRS or opinion from counsel contemplated by Section 12(c), the maximum amount of any payment required under this Section 12(b) or any installment thereof shall be limited to such amount that can be paid to Provider without causing VEREIT, Inc. to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Income Requirements”) for the applicable taxable year determined in accordance with Section 12(c).

(cc) Recipient’s obligations to pay any amount to Provider under Section 12(b) shall be subject to receipt from Provider or its counsel of one or more of the letters described in this Section 12(c). Upon receipt of one or more of such letters, Recipient shall pay such amount due under Section 12(b) or portions of such amount determined as follows. In the event Recipient receives a letter from Provider indicating the maximum amount that can be paid by Recipient to Provider without causing VEREIT, Inc. to fail to meet the REIT Income Requirements determined as if the payment of such amount did not constitute Qualifying Income and taking into account any payments under Section 7 and Section 8 (which letter shall certify that the REIT Accountants have reviewed the calculation of such amount), or a subsequent letter from Provider delivered within 30 days of the close of the applicable taxable year increasing that amount (which letter also shall certify that the REIT Accountants have reviewed such revision), then Recipient shall pay the lesser of (i) the amount indicated in such letter(s) and (ii) the amount determined pursuant to Section 12(b) without regard to the proviso at the end thereof (the “Initial Indemnity Amount”). In the event that the amount paid in accordance with the prior sentence is less than the Initial Indemnity Amount, within 45 days of the close of each of the three calendar years following the calendar year in which Provider included such payment in gross income for U.S. federal income tax purposes, and subject to receipt of a letter from Provider following the close of the applicable calendar year indicating the maximum amount that can be paid by Recipient to Provider with respect to such calendar year without causing VEREIT, Inc. to fail to meet the REIT Income Requirements with respect to such calendar year (determined as if the payment of such amount did not constitute Qualifying Income and taking into account any payments under Section 7 and Section 8 (which letter shall certify that the REIT Accountants have reviewed the calculation of such amount), and determined after taking into account any Net Revenue Fees paid in such year and any payments owed pursuant to Section 12(b) and this Section 12(c) arising in such year), Recipient shall pay to Provider the lesser of (x) the amount indicated in such letter and (y) any then unpaid balance of the Initial Indemnity Amount. Notwithstanding the foregoing provisions of this Section 12(c), in the event Recipient receives a letter from Provider’s counsel indicating that VEREIT, Inc. received (A) a ruling from the IRS holding to the effect that the payment of the Initial Indemnity Amount either constitutes Qualifying Income or is excluded from gross income within the meaning of the REIT Income Requirements, or (B) an opinion of counsel to the effect that the payment of the Initial Indemnity Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of the REIT Income Requirements, then Recipient shall promptly pay any unpaid balance of the Initial Indemnity Amount.

13. Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties without the prior written consent of the other Party; provided that either Party may assign this Agreement to any of its Affiliates so long as such Party remains bound by its obligations under this Agreement.

14. Notices. All notices, requests, demands and other communications made under or by reasons of this Agreement shall be in writing and shall be deemed given and received (a) if delivered in person, on the date delivered, (b) if transmitted by facsimile, on the date sent if sent by facsimile before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day, (c) if delivered by an express courier, on the next Business Day after mailing or (d) if transmitted by e-mail, on the date received if received by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day, to the Parties at the following addresses (or at such other address for a Party as is specified to the other Party by like notice):

(i) if to Recipient:

Attn.:

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Attn.: Patrick S. Brown
Fax: 310-712-8800 Email: brownp@sullcrom.com

(ii) if to Provider:

Attn.:
with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attn.: Gilbert G. Menna and Thomas J. LaFond
Fax: 617-801-8710 617-649-1475 Email: GMenna@goodwinlaw.com; TLaFond@goodwinlaw.com

All invoices shall be delivered in the manner agreed upon by the Program Managers.

15. Entire Agreement. This Agreement (including the schedules, annexes and exhibits hereto and the other agreements and instruments referred to herein), together with the other Transaction Documents, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

17. No Third-Party Beneficiaries. Except as otherwise specifically set forth herein, this Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder. All references herein to the enforceability of agreements with third Parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks among the Parties and are not intended to be admissions against interest, give rise to any inference or proof of accuracy, be admissible against either Party by any third party, or give rise to any claim or benefit to any third party.

18. Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by a written instrument signed by Recipient and Provider.

19. Waiver. Each Party may, with respect to the other: (a) extend the time for the performance of any of its obligations or other acts; or (b) waive compliance with any of its agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party granting the waiver. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

20. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to principles of conflict of laws. Each of the Parties: (a) consents to the exclusive personal jurisdiction of the state and federal courts sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. To the extent permitted by Applicable Law, either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 14. Nothing in this Section 20, however, shall affect the right of either Party to serve legal process in any other manner permitted by Applicable Law. RECIPIENT AND PROVIDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF RECIPIENT OR PROVIDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

21. Specific Performance. The Parties agree that irreparable damage may occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the Parties will be entitled, without the posting of a bond, to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled hereunder. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, neither Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

22. Confidentiality.

(dd) For purposes of this Agreement, the term “Confidential Information” shall mean, (i) with respect to Recipient, technical, scientific, trade secret or other proprietary information related to Recipient, its Affiliates, its or its Affiliates’ business, the Company Business or the Services provided hereunder that Provider, its Affiliates or representatives thereof may come into contact with in the performance of Provider’s obligations hereunder, whether oral, written or electronic, together with any reports, analyses, summaries, interpretations, compilations, forecasts, financial statements, memoranda, notes, studies or any other written or electronic materials prepared by or for Provider, its Affiliates or representatives thereof that contain, reflect or are based upon or generated from such information and (ii) with respect to Provider, technical, scientific, trade secret or other proprietary information related to Provider, its Affiliates or its or its Affiliates’ business that Recipient, its Affiliates or representatives thereof may come into contact with as a result of provision by Provider of the Services hereunder, whether oral, written or electronic, together with any reports, analyses, summaries, interpretations, compilations, forecasts, financial statements, memoranda, notes, studies or any other written or electronic materials prepared by or for Recipient, its Affiliates or representatives thereof that contain, reflect or are based upon or generated from such information.

(ee) Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure made by Provider or Recipient, as applicable, their Affiliates or representatives thereof in violation of this Agreement or (ii) is or becomes available to Provider or Recipient, as applicable, any of their Affiliates or representatives thereof on a non-confidential basis from a source other than such Party’s own files or personnel or the other Party or its Affiliates, provided that such source is not known by Provider or Recipient, as applicable, to be bound by confidentiality agreements with the other Party or its Affiliates or by legal, fiduciary or ethical constraints on disclosure of such information or (iii) is requested to be disclosed by a regulator with jurisdiction over the disclosing Party or (iv) is required to be disclosed pursuant to a governmental order or decree or other legal requirement; provided that in the case of clause (iii) and (iv) the disclosing Party shall (x) to the extent legally permitted, give the non-disclosing Party prompt notice thereof prior to such disclosure and, at the request of the non-disclosing Party, shall cooperate with the disclosing Party in maintaining the confidentiality of such information, including seeking a protective order or other similar order, and (y) shall only disclose the portion of Confidential Information that is required (or, in the case of clause (iii), requested) to be disclosed.

(ff) Each Party shall (i) protect the Confidential Information of the other Party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Confidential Information as such Party uses to protect its own confidential information of a like nature, (ii) use such Confidential Information for the sole purpose of performing its obligations under this Agreement and the other Transaction Documents or enforcing its rights under this Agreement and the Transaction Documents, and otherwise in accordance with the restrictions set forth in this Agreement and (iii) not disclose such Confidential Information to any third party without prior written consent of the other Party.

23. No Cross-Default. No default or breach under the Purchase and Sale Agreement or default or breach under, or termination of, any other Transaction Document (other than this Agreement), shall in and of itself cause a default or breach under, or give either Party a right to terminate this Agreement or any rights or obligations herein.

24. Taxes. All charges and fees to be paid to Provider under this Agreement are exclusive of any applicable taxes required by law to be collected from Recipient (including withholding, sales, use, excise, or services tax (but excluding any income tax), which may be assessed on or result from the provision of Services under this Agreement). Recipient may be invoiced by Provider and will pay any such applicable taxes. In the event that any such applicable tax withholding, sales, use, excise, or services tax is assessed on the provision of any of the Services under this Agreement, Recipient will pay directly, reimburse or indemnify Provider for such tax; provided, however, that the foregoing provision shall not apply to any penalties or interest relating to any applicable tax that was not collected in keeping with industry practice. However, if the assessment is due to exemption documentation that is supplied by Recipient and which is determined to be invalid, then Provider may collect applicable penalties and interest. The Parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances and to reduce the amount of tax so due and owing, and shall provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party.

25. Employees. Each of Provider and Recipient shall be solely responsible for payment of compensation to its employees and for any injury to them in the course of their employment. Each of Provider and Recipient shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to its employees.

26. Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party.

27. Fulfillment of Obligations. Any obligation of either Party to the Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be executed as of the date first above written.

COLE CAPITAL ADVISORS, INC.

By:
Name: Title:

VEREIT OPERATING PARTNERSHIP, L.P.

By:
Name: Title:

Schedule A

Advisory Agreements

1.	Advisory Agreement, dated as of January 20, 2012, by and between Cole Credit Property Trust IV, Inc. and Cole REIT Advisors IV, LLC, as amended on February 23, 2012.

2.	Advisory Agreement, dated as of March 17, 2014, by and between Cole Credit Property Trust V, Inc. and Cole REIT Advisors V, LLC, as amended on August 2, 2017.

3.	Advisory Agreement, dated as of August 27, 2013, by and between Cole Office & Industrial REIT (CCIT II), Inc. and Cole Corporate Income Advisors II, LLC, as amended on November 12, 2013.

4.	Advisory Agreement, dated as of September 22, 2016, by and between Cole Office & Industrial REIT (CCIT III), Inc. and Cole Corporate Income Advisors III, LLC, as amended on June 23, 2017.

5.	Amended and Restated Advisory Agreement, dated as of August 26, 2013, by and among Cole Real Estate Income Strategy (Daily NAV), Inc., Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP and Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC.